[***] Indicates portions of this exhibit that have been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

Exhibit 10.2

DEVELOPMENT AND LICENSE AGREEMENT
BETWEEN
OPKO HEALTH, INC.
AND
VIFOR FRESENIUS MEDICAL CARE RENAL PHARMA LTD

May 8, 2016

[***] Indicates portions of this exhibit that have been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

Execution Version
DEVELOPMENT AND LICENSE AGREEMENT
This Development and License Agreement (this “Agreement”) is entered into and effective as of the 8th day of May, 2016 (the “Effective Date”), by and between EirGen Pharma Limited, an entity formed under the laws of Ireland with registered seat at Westside Business, Old Kilmeaden, Waterford, Ireland (“OPKO”), and Vifor Fresenius Medical Care Renal Pharma Ltd, a corporation formed under the laws of Switzerland with registered seat at Rechenstrasse 37, 9014 St. Gallen, Switzerland (“VF”), for the development and marketing of OPKO’s Product in the Territory (as such terms are defined below).
Recitals

A.	OPKO is the owner of all right, title and interest in and to the Product.

B.
VF, directly or through one of its Affiliates, desires to develop, commercialize, distribute, sell, market and promote the Product in the Field in the Territory, and OPKO is willing to grant VF the right to conduct such activities, all on the terms and subject to the conditions set forth in this Agreement.

C.	OPKO and VF desire to work together to develop the Product, promote the Product, and to optimize its sales and commercial success in the Territory.
Agreement
1.Definitions
1.1    “Accounting Standards” means generally accepted accounting standards in the United States and International Financial Reporting Standards as adopted in Switzerland, in each case as applicable and consistently applied by the relevant Person.
1.2    “Additional Indication” shall mean an indication set forth in or proposed to be set forth in the label for the Product for the prevention or treatment of diseases other than or in addition to the Initial Indication, including without limitation the use of the Product in combination with any other active ingredient.
1.3    “Adverse Event(s)” shall mean those events as defined by the FDA and published in the U. S. Code of Federal Regulations, as amended from time to time and published in the Federal Register, or by the EMA or any similar definitions under laws of other jurisdictions within the Territory relating to adverse drug experiences relating to the use of the Product in the Territory.
1.4    “Affiliate” shall mean any Person that directly or indirectly owns, is owned by or is under common ownership with a Party to the extent of at least 50% of the equity or other ownership interest having the power to vote on or direct the affairs of the Person actually controlled by, controlling or under common control with a Party.

[***] Indicates portions of this exhibit that have been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

1.5    “Agreement Year” shall mean each twelve month period ending on December 31 during the Term.
1.6    “Applicable Law” means any law (including common law), statute, rule, regulation, order, judgment, or ordinance of any Governmental Authority, including those concerning environmental, health, and safety matters.
1.7    “Bioequivalent” means, inside the United States, "therapeutically equivalent" as evaluated by the FDA, applying the definition of "therapeutically equivalent" set forth in the preface to the then-current edition of the FDA publication "Approved Drug Products With Therapeutic Equivalence Evaluations" and, outside the United States, such equivalent determination by the applicable Regulatory Authorities as is necessary to permit pharmacists or other individuals authorized to dispense pharmaceuticals under Applicable Law to substitute one product for another product in the absence of specific instruction from a physician or other authorized prescriber under Applicable Law.
1.8    “Business Day” shall mean a day on which commercial banks are open for business in New York City and Zurich, Switzerland. References in this Agreement to “days” other than Business Days shall mean calendar days.
1.9    “Calendar Quarter” means the respective periods of three (3) consecutive calendar months ending on March 31, June 30, September 30 and December 31.
1.10    “Commercially Reasonable Efforts” means, with respect to the efforts to be expended by a Party with respect to any objective, those reasonable and good faith efforts and resources to accomplish such objective as a similarly-situated company within the pharmaceutical industry would normally use to accomplish a similar objective under similar circumstances, in each case taking into account all Relevant Factors in effect at the time such efforts are to be expended. With respect to any efforts relating to the development, Regulatory Approval and/or commercialization of a Product, generally in the Territory, such Party will be deemed to have exercised Commercially Reasonable Efforts if such Party has exercised those efforts normally used by a similarly-situated company within the pharmaceutical industry, in the relevant country, with respect to a compound, product or product candidate which is of [***], in each case taking into account all Relevant Factors in effect at the time such efforts are to be expended. [***].
1.11    “Competitive Product” means any product that: (a) is marketed in a country or region in the Territory by one or more Persons that is not VF, an Affiliate of VF, a Sublicensee, Fresenius or any Affiliate of Fresenius; (b) [***].
1.12    “Cover(ed)” means, with respect to any Patent and the subject matter at issue, that, but for a license granted under such Patent, the manufacture, development, use, sale, offer for sale or importation of the subject matter at issue would infringe such Patent, or in the case of a Patent that is a patent application, would infringe such patent application if it were to issue as a patent.

[***] Indicates portions of this exhibit that have been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

1.13    “Drug Approval Application” shall mean an application for marketing authorization or clearance required to be approved before commercial sale or use of a Product as a drug in a regulatory jurisdiction (i.e. NDA, MAA or equivalent).
1.14    “Effective Date” shall have the meaning set forth in the first paragraph of this Agreement.
1.15    “EMA” shall mean the European Medicines Agency, or any successor agency.
1.16    “Europe” shall mean the countries which are members of the European Union, as such membership may change from time to time.
1.17    “FDA” shall mean the United States Food and Drug Administration and any successor agency thereto.
1.18    “Field” shall mean all therapeutic and prophylactic uses of the Product in humans except for any Additional Indications that are excluded from the Field in accordance with Section 4.1.
1.19    “Fresenius” means Fresenius Medical Care AG & Co KGaA, a partnership organized and existing under the laws of Germany with an interest in VF as of the Effective Date of forty-five percent (45%). For purposes of this Agreement, Fresenius is not an Affiliate of VF.
1.20    “Galenica” shall mean Galenica AG with its registered seat at Untermattweg 8, 3000 Bern, Switzerland. As of the Effective Date, Galenica holds a fifty-five percent (55%) ownership interest in VF.
1.21    “Good Clinical Practices” or “GCP” means all applicable good clinical practice standards for the design, conduct, performance, monitoring, auditing, recording, analyses and reporting of clinical trials, including, as applicable, (a) the International Conference on Harmonisation of Technical Requirements for Registration of Pharmaceuticals for Human Use Harmonised Tripartite Guideline for Good Clinical Practice (CPMP/ICH/135/95) and any other applicable guidelines for good clinical practice for clinical trials on medicinal products; (b) the Declaration of Helsinki (2004), as last amended at the 52nd World Medical Association General Assembly in October 2000, and any further amendments or clarifications thereto; and (c) the equivalent Applicable Laws in any relevant country, each as may be amended and applicable from time to time and, in each case, that provide for, among other things, assurance that the clinical data and reported results are credible and accurate and protect the rights, integrity, and confidentiality of trial subjects.
1.22    “Governmental Authority” means any court, agency, department, authority or other instrumentality of any national, state, county, city or other political subdivision.
1.23    “Government Official” means (a) any elected or appointed government official (e.g., a member of a ministry of health), (b) any employee or Person acting for or on behalf

[***] Indicates portions of this exhibit that have been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

of a government official, Governmental Authority, or other enterprise performing a governmental function, (c) any political party, candidate for public office, officer, employee, or Person acting for or on behalf of a political party or candidate for public office, and (d) any employee or Person acting for or on behalf of a public international organization (e.g., the United Nations). For clarity, healthcare providers employed by government-owned hospitals will also be considered Government Officials.
1.24    “HD Trial” shall mean the phase 3 clinical trial contemplated by the Development Plan for treatment of secondary hyperparathyroidism in dialysis (HD) chronic kidney disease (CKD) patients.
1.25    “Initial Indication” shall mean the use of the Product for the treatment or prevention of secondary hyperparathyroidism related to patients with chronic kidney disease and vitamin D insufficiency/deficiency (or if broader, as such may be defined by the wording of the label approved by Regulatory Authorities in the Territory for the Product).
1.26    “Major Country” shall mean any of [***].
1.27    “Marketing Material” shall mean the written, printed, electronic or graphic materials related to strategy, communications and programs associated with the marketing or promotion of the Product, including such strategy, communications, programs and any promotional and marketing materials that (a) specifically identify or describe the Product or (b) otherwise support the Product or raise awareness of the Product.
1.28    “Net Sales” shall mean, on a country-by-country basis, the gross amounts invoiced by VF and its Affiliates and any Sublicensees for sales of Product in a particular country to Third Parties in the Territory during the Royalty Term, in each case, to the extent related to the Product and recognized and allowed in accordance with the Accounting Standards, less the following deductions:
(a)    bad debts and uncollectable invoiced amounts relating to sales of the Product that are actually written off in accordance with the Accounting Standards, consistently applied, provided that any such amounts shall be capped at up to [***] of Net Sales for the entire Territory per Agreement Year and any subsequently collected amounts will be included in the current Net Sales calculation,
(b)    sales returns and allowances actually paid, granted or accrued, including trade, quantity and cash discounts and other adjustments, including those granted on account of price adjustments, returns, rebates, chargebacks or similar payments granted or given to wholesalers or other institutions,
(c)    adjustments arising from consumer discount programs or other similar programs,
(d)    clawback taxes, customs or excise duties, valued-added taxes, sales taxes, consumption taxes and other taxes (except income taxes) or duties relating to sales, any payment

[***] Indicates portions of this exhibit that have been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

in respect of sales to any Governmental Authority, or with respect to any government-subsidized program or managed care organization, each to the extent not already reflected in the amount invoiced, and
(e)    freight, insurance and transportation costs for the Product to the extent included in the amount invoiced.
Net Sales shall be determined from books and records maintained in accordance with the Accounting Standards, as consistently applied, with respect to sales of any Product.
The sale of Products to VF’s Affiliates and its Sublicensees shall not be deemed as a “sale” within the meaning of this definition.
Net Sales will not include Products transferred for use in connection with clinical trials or other development activity, pre-clinical research and trials, promotional use (including samples), compassionate sales or use, indigent programs, or on a named patient basis.
If a Product is sold in combination (“Combination Product”) with another product (as a separate dosage form) or device having an independent or supplementary therapeutic effect, diagnostic utility or device (a “Supplemental Component”), then “Net Sales,” for purposes of determining royalty payments on the Combination Product, shall be calculated using one of the methods listed below and then deducting the amounts listed in Sections 1.28(a) through (e) above to the extent not previously deducted.
(i)    By multiplying the Net Sales of the Combination Product (calculated before application of this formula) by the fraction A/(A+B), where A is the average gross invoice price, during the applicable Calendar Quarter in the applicable country of the Product when sold separately, and B is the average gross invoice price, during the applicable Calendar Quarter in the applicable country of the Supplemental Component(s) when sold separately.
(ii)    If the average gross invoice price of the Product when sold separately during the applicable Calendar Quarter in the applicable country can be determined, but the average gross invoice price of the Supplemental Component during the applicable Calendar Quarter in the applicable country cannot be determined, then by multiplying the Net Sales of the Combination Product (calculated before application of this formula) by the fraction A/C, where A has the meaning set forth in subsection (i) of this Section 1.28 and C is the average gross invoice price of the Combination Product.
(iii)    If no separate sales are made of the Product or any of the Supplemental Components in such Combination Product during the applicable Calendar Quarter in the applicable country, Net Sales shall be calculated using the above formula in Section 1.28(i) where A is the reasonably estimated commercial value of the Product when sold separately during the applicable Calendar Quarter in the applicable country, and B is the reasonably estimated commercial value of the Supplemental Components when sold separately during the applicable Calendar Quarter in the applicable country. Any such estimates shall be determined using criteria to be mutually agreed upon by the Parties.

[***] Indicates portions of this exhibit that have been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

1.29    “New Drug Approval” shall mean an approval by a Governmental Authority of a Drug Approval Application.
1.30    “OPKO Technology” shall mean all present and future information developed solely by OPKO or its Affiliates, or owned or controlled by OPKO or its Affiliates, whether or not in written form, that is not in the public domain and that relates to the Product and shall include, without limitation, all biological, chemical, pharmacological, toxicological, medical or clinical, analytical, quality, manufacturing, research, or sales and marketing information including all processes, methods, procedures, techniques, plans, programs, and data stored or maintained in any form, including electronic, and any other information relating to the Product or useful for the development or commercialization of the Product in the Territory.
1.31    “OPKO Trademark(s)” shall mean RayaldeeTM, a trademark owned or controlled by OPKO in the Territory, and any other trademark, service mark or logo developed, applied for, registered, or to be applied for or registered by OPKO or its Affiliates for use in connection with the sale of the Product in the Territory.
1.32    “Party(ies)” shall mean each of OPKO and VF.
1.33    “Patents” shall mean all patents and patent applications in the Territory that are or become owned or controlled by OPKO or its Affiliates, or to which OPKO or its Affiliates otherwise has, now or in the future, the right to grant licenses and license rights or sublicense rights, that Cover the Product or a use or a formulation of the Product. Included within the definition of Patents are all continuations, continuations‑in‑part, divisionals, patents of addition, reissues, renewals or extensions thereof, and patent term extensions, supplementary protection certificates and pediatric extensions. The current list of patents and patent applications included in the OPKO Patents is set forth in Appendix A attached hereto.
1.34    “Person” means an individual, sole proprietorship, partnership, limited partnership, limited liability partnership, corporation, limited liability company, business trust, joint stock company, trust, incorporated association, joint venture or similar entity or organization, including a government or political subdivision or department or agency of a government.
1.35    “Product” shall mean a modified release product containing calcifediol (25-hydroxyvitamin D3) and/or calcifediol monohydrate as an active pharmaceutical ingredient.
1.36    “Product First Commercial Sale” shall mean, after all necessary Regulatory Approvals, including pricing and reimbursement approvals, by the appropriate Regulatory Authority(ies), on a country-by-country basis, the first sale of Product Covered by a Valid Claim in a particular country in the Territory by VF, any of its Affiliates, or any permitted Sublicensee to a Third Party for end use or consumption of such Product. A Product First Commercial Sale excludes any sale or other distribution for clinical and pre-clinical research and trials, promotional samples, compassionate sales or use, indigent programs, or on a named patient basis.
1.37    “Quality Agreement” shall mean the quality control and assurance agreement to be mutually agreed upon by the Parties as set forth in Section 10.2.

[***] Indicates portions of this exhibit that have been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

1.38    “Regulatory Approval” shall mean any approvals, product and/or establishment licenses, registrations, permits, or authorizations of any federal, state or local regulatory agency, department, bureau or other governmental entity or Regulatory Authority, necessary for the manufacture, distribution, use, storage, importation, export, transport and sale of the Product in a regulatory jurisdiction.
1.39    “Regulatory Authority” shall mean any national, supra-national (e.g., the European Commission, the Council of the European Union, or the EMA), regional, state or local regulatory agency, department, bureau or other governmental entity in the Territory responsible for issuing any technical, medical and scientific licenses, registrations, authorizations and/or approvals of the Product including any marketing authorizations based upon such approvals and pricing, third party reimbursement or labeling approvals that are necessary for the manufacture, distribution, use, storage, importation, export, transport and sale of the Product in a regulatory jurisdiction.
1.40    “Relevant Factors” means all relevant factors that may affect the development, Regulatory Approval or commercialization of a Product, including (as applicable): actual and potential issues of safety, efficacy or stability; product profile (including product modality, category and mechanism of action); stage of development or life cycle status; actual and projected development, Regulatory Approval, manufacturing, and commercialization costs; any issues regarding the ability to manufacture or have manufactured any Product; the likelihood of obtaining Regulatory Approvals; the timing of such approvals; the current guidance and requirements for Regulatory Approval for the Product and similar products and the current and projected regulatory status; labeling or anticipated labeling; the then-current competitive environment and the likely competitive environment at the time of projected entry into the market and thereafter; past performance of the Product or similar products; present and future market potential; existing or projected pricing, sales, reimbursement and profitability; pricing or reimbursement changes in relevant countries; proprietary position, strength and duration of patent protection and anticipated exclusivity; the commercialization by VF after expiration of the Royalty Term of both the Product that uses the OPKO Trademarks and a generic Product; and other relevant scientific, technical, operational and commercial factors.
1.41    “Sublicensee” means a Third Party who has been granted a sublicense as permitted under Section 2.2 of this Agreement.
1.42    “Term” shall have the meaning set forth in Article 3.
1.43    “Territory” shall mean worldwide, except the Territory shall not include (i) the U.S., (ii) any country in Central America or South America (excluding Mexico), (iii) Russia, (iv) China, (v) Japan, (vi) Ukraine, (vii) Belorussia, (viii) Azerbaijan, (ix) Kazakhstan, and (x) Taiwan.
1.44    “Third Party(ies)” shall mean any Person other than OPKO and VF or their Affiliates.

[***] Indicates portions of this exhibit that have been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

1.45    “Third Party Payments” shall mean all upfront payments, milestone payments, license fees, royalties or other payments paid or payable to any Third Party under any agreement with a Third Party.
1.46    “U.S.” shall mean the United States of America, its territories and possessions, including without limitation the Commonwealth of Puerto Rico.
1.47    “Valid Claim” means a claim of (a) an issued and unexpired patent included in the Patents that has not been (i) held unpatentable or unenforceable by a final decision of a court or other governmental body of competent jurisdiction, unappealable or unappealed within the time allowed for appeal, and (ii) abandoned or admitted to be invalid or unenforceable through reissue or disclaimer or otherwise, or (b) a pending patent application included in the Patents that has been pending for no longer than [***] from the publication date for the particular patent application, that continues to be actively prosecuted in good faith unless and until such claim has been granted. For clarity, any pending claim in an application in any country that has not been granted within [***] from the publication date shall not be included as a Valid Claim until such claim is granted. A claim of a Patent or patent application having a priority date following the Effective Date of this Agreement, to the extent that the claim solely claims an alternate manufacturing process to produce the Bulk Product, including any of its components, shall not be included as a “Valid Claim”; provided that [***].
2.    Grant of Rights
2.1    Patents and OPKO Technology.
Subject to the terms and conditions of this Agreement, OPKO hereby grants to VF an exclusive license in the Territory in the Field under the Patents and OPKO Technology to make, have made, use, sell, offer for sale, and import Products and to develop, commercialize, have commercialized, and otherwise exploit the Product. Subject to the terms and conditions of this Agreement, VF hereby grants back to OPKO (i) a non-exclusive right to make, and have made Product in the Territory, and (ii) a non-exclusive right to conduct research and pre-clinical development of the Product in the Territory. For the avoidance of doubt, OPKO retains all of its rights with respect to the Product, the Patents, the OPKO Trademarks, and the OPKO Technology outside the Territory and outside the Field within the Territory. Subject to the terms and conditions of this Agreement and any other agreement(s) OPKO has with respect to the Patents and OPKO Technology and Product outside the Territory, if the JSC reaches consensus on the matter: (a) OPKO will grant VF a limited, non-exclusive license on a project-by-project basis outside the Territory in the Field under the Patents and OPKO Technology to develop (including clinical trials), make and have made Products solely to the extent necessary to support the VF exclusive rights within the Territory and the Field; and (b) VF will grant OPKO a limited, non-exclusive license on a project-by-project basis in the Territory in the Field under the Patents and OPKO Technology to conduct clinical development of Products solely to the extent necessary to support OPKO’s exclusive rights outside the Territory and outside the Field within the Territory. If the JSC does not reach consensus with respect to the grant of rights set forth in Sections 2.1(a) or 2.1(b), the matter will be resolved under Section 21.3.

[***] Indicates portions of this exhibit that have been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

2.2    Subcontracting and Sublicensing.
(a)    [***].
(b)    VF shall not sublicense its rights and obligations under this Agreement, whether in whole or in part, to any Third Party without the prior written consent of OPKO, which shall not be unreasonably withheld. Notwithstanding the foregoing, without OPKO’s consent, and provided that [***].
(c)    With respect to each sublicense other than to [***] OPKO shall be notified in writing at least [***] Business Days in advance of the grant (including a description of the rights to be granted, the identity of the Sublicensee and the countries involved) and VF shall obtain the prior written consent of OPKO thereto, which shall not unreasonably be withheld or delayed; (B) VF shall ensure that each such Sublicensees accepts all applicable material terms and conditions of this Agreement and shall use Commercially Reasonable Efforts to ensure that each such Sublicensees complies with all applicable material terms and conditions of this Agreement; and (C) any such Sublicense shall (aa) be subject and subordinate to the terms and conditions of this Agreement including without limitations all restrictive covenants set forth in this Agreement, (bb) be subject to an appropriate written agreement that imposes on any such Sublicensee the confidentiality provisions hereunder, (cc) contain a provision prohibiting such Sublicensee from further sublicensing, (dd) not in any way diminish, reduce or eliminate any of VF’s obligations under this Agreement and (ee) be summarized in writing to OPKO with respect to scope, field, countries and incorporation of relevant terms and conditions of this Agreement. If OPKO does not respond to a notice under this Section 2.2(c) within [***] Business Days, OPKO’s consent will be deemed to be granted. For the avoidance of doubt, VF will remain directly responsible for all amounts owed to OPKO and performance of all obligations under this Agreement. VF hereby expressly waives any requirement that OPKO exhaust any right, power or remedy, or proceed against a Sublicensee for any obligation or performance hereunder prior to proceeding directly against VF.
2.3    Ex-Territory and Ex-Field Activities.
(a)    VF hereby covenants and agrees that, on a country-by-country basis during the Royalty Term, it shall not (and shall cause its Affiliates, Sublicensees and subcontractors not to), either itself or through a Third Party, market, promote or actively offer for sale the Product outside the Field in the Territory in such country or outside of the Territory in or outside of the Field. Without limiting the generality of the foregoing, with respect to countries outside of the Territory, VF shall not (a) engage in any advertising activities relating to the Product directed solely to customers outside the Territory (e.g., participation in conferences, congresses or scientific or medical meetings held throughout the world), or (b) solicit orders from any prospective purchaser located outside the Territory. To the extent permitted by Applicable Law, including applicable antitrust laws, if VF receives any order from a prospective purchaser located in a country outside of the Territory, VF shall immediately refer that order to OPKO and shall not accept any such order or deliver or tender (or cause to be delivered or tendered) any Product under such order. If VF should reasonably know that a customer or distributor is engaged itself or through a Third Party in the sale or distribution of the Product outside of the Territory or outside the Field within the Territory, then VF shall (a) within five (5) Business Days of gaining knowledge of such activities notify OPKO

[***] Indicates portions of this exhibit that have been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

regarding such activities and provide all information available to VF that OPKO may reasonably request concerning such activities and (b) take Commercially Reasonable Efforts (including cessation of sales to such customer) necessary to limit such sale or distribution outside the Territory or the Field, unless otherwise agreed in writing by the Parties.
(b)    OPKO hereby covenants and agrees that during the Term it shall not (and shall cause its Affiliates, sublicensees and subcontractors not to), either itself or through a Third Party, market, promote or actively offer for sale the Product for use in the Field in the Territory. Without limiting the generality of the foregoing, with respect to such countries within the Territory, OPKO shall not (a) engage in any advertising activities relating to the Product for use in the Field directed solely to customers located in such countries, or (b) solicit orders from any prospective purchaser of the Product for use in the Field located in such countries. To the extent permitted by Applicable Law, including applicable antitrust laws, if OPKO receives any order from a prospective purchaser for the Product in the Field located in a country inside of the Territory, OPKO shall immediately refer that order to VF. If OPKO should reasonably know that a customer or distributor is engaged itself or through a Third Party in the sale or distribution of the Product inside the Territory in the Field, then OPKO shall (a) within five (5) Business Days of gaining knowledge of such activities, notify VF regarding such activities and provide all information available to OPKO that VF may reasonably request concerning such activities and (b) take Commercially Reasonable Efforts (including cessation of sales to such customer) necessary to limit such sale or distribution inside the Territory in the Field, unless otherwise agreed in writing by the Parties.

3.    Term
3.1    Term.
The term of this Agreement shall commence on the Effective Date and shall continue with respect to the Product in each country of the Territory, on a country by country basis, until the date on which VF shall have no further payment obligations to OPKO under the terms of this Agreement, unless earlier terminated pursuant to Section 16.1 or Article 18 (the “Term”).
3.2    Expiration.
Upon the expiration of the Term (and not including any early termination of this Agreement under Article 16) with respect to a Product in a country, the licenses granted to VF under Section 2.1 shall become fully-paid, royalty-free and perpetual and non-exclusive; provided, however, that OPKO and its Affiliates and licensees/sublicensees shall comply with the non-competition obligations under Section 15.2(b). If VF or its Affiliates or permitted Sublicensees use the OPKO Trademarks and Product Trade Dress after the expiry of the Royalty Term in connection with Product in the Field in the Territory, then VF’s license to use the OPKO Trademarks and Product Trade Dress shall remain exclusive so long as VF pays OPKO a royalty of [***] of any Net Sales in the applicable country with respect to those Products with which the OPKO Trademarks and Product Trade Dress are used or on which the OPKO Trademarks and Product Trade Dress are displayed, provided VF uses Commercially Reasonable Efforts to promote such Products.

[***] Indicates portions of this exhibit that have been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

4.    Additional Indications
4.1    Additional Indications.
(a)    In the event that either Party desires to develop an Additional Indication for the Product for commercialization in the Field (by OPKO on a global basis and VF or any Sublicensee in the Territory), the development of such Additional Indication shall be proposed in writing in sufficient detail to the JSC. [***], which notice is within [***] after such proposal to the JSC, during which time the Parties are discussing the proposal, the [***] shall be determined in accordance with Section 4.1(c). Within [***] after a [***] or within such [***] period during which the Parties are discussing the proposal [***], the non-proposing Party shall elect whether to participate in the development of such Additional Indication ([***]). If the non-proposing Party elects to participate, the Parties are obligated to jointly develop the Additional Indication ([***]) and shall seek to reach a mutual written agreement on the additional terms and conditions for the development of such Additional Indication within next [***]. The terms of the written agreement, if any, would become part of the Development Plan, and all resulting data would be available for use by VF in connection with exercising its rights under this Agreement with respect to the Product in the Field and in the Territory and for use by OPKO outside the Territory in connection with the Product in the Field.
(b)    If the Parties do not enter into the written mutual agreement contemplated under Section 4.1(a) with respect to a proposed Additional Indication and the JSC has not [***], the proposing Party may proceed with the development of such Additional Indication and will be [***] responsible for the conduct and costs of such development, in which case, if VF is not a proposing Party, such Additional Indication would be removed from the Field, except not to the extent that VF receives rights pursuant to Section 4.1(d) or 4.1(e). In such case, [***].
(c)    If the non-proposing Party believes a proposed Additional Indication [***] for which the Product has been, is planned to be or is being developed in the Territory as to VF, or outside the Territory or the Field as to OPKO, or on the regulatory status of the Product in the Field in such respective territory, based on [***], such non-proposing Party will have the right to refer such matter to the JSC in writing for resolution by consensus [***]. If the JSC does not reach consensus with respect to the Additional Indication, the matter will be resolved (and JSC consensus deemed to have been achieved) as provided under Section 21.3.
(d)    If (i) there is JSC consensus of [***], if required pursuant to Section 4.1(c), (ii) VF as the non-proposing Party does not exercise its rights under Section 4.1(a) and (b), (iii) OPKO as the proposing Party does exercise its rights under Section 4.1(a) and (b), and (iv) OPKO or any of its Affiliates desires to enter into a licensing or another arrangement with respect to the Additional Indication with a Third Party, then OPKO must give VF written notice of such desire, including the proposed terms thereof, and [***].
(e)    If (i) there is JSC consensus of [***], if required pursuant to Section 4.1(c), (ii) VF as the non-proposing Party does not exercise its rights under Section 4.1(a) and (b), (iii) OPKO as the proposing Party does exercise its rights under Section 4.1(a) and (b), and (iv) OPKO or any of its Affiliates desires to commercialize, market, promote or sell the Product in any country in the Territory for the Additional Indication, then OPKO must give VF written notice of such desire

[***] Indicates portions of this exhibit that have been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

at the time of filing for Regulatory Approval in such country for such Additional Indication and [***].
(f)    After [***], OPKO shall promptly provide [***]. In addition, OPKO shall cause its Affiliates and licensees/sublicensees to comply with this Section 4.1.
(g)    For the avoidance of doubt, neither OPKO nor its Affiliates and licensees shall be allowed to license or launch a Product for an Additional Indication in the Territory pursuant to Section 4.1(d) or (e) if the labeling of such Product includes the Initial Indication or any other Additional Indication for which VF has rights in the Territory.
(h)    Subject to Section 4.1(g), if OPKO or its Affiliates are allowed to license or launch a Product for an Additional Indication in the Territory pursuant to Section 4.1(d) or (e), then the Parties shall agree in good faith on an effective mechanism to (i) prevent off-label sales in each other’s respective field in the Territory of such Product and (ii) provide adequate compensation to the other Party for off-label sales in its respective field in the Territory of such Product. If such an agreement is not reached, the matter will be resolved as provided under Section 21.3.
5.    Fees and Payments
5.1    Up-front Payment.
In consideration for the rights under the Patents, OPKO Trademarks, and OPKO Technology granted to VF in this Agreement, VF shall pay a non-refundable and non-creditable payment of $50,000,000 to OPKO within ten (10) Business Days after the Effective Date.
5.2    Milestone Payments.
As additional consideration for the rights under the Patents, OPKO Trademarks, and OPKO Technology granted to VF in this Agreement, VF shall pay non-refundable and non-creditable milestone payments to OPKO in the amounts and upon the occurrence of the events set forth below. Each such payment shall be made within [***] Business Days of the achievement or occurrence of the milestone event. Each milestone payment will be payable only one time. For purposes of clarity, more than one of the Net Sales and regulatory approval milestones may be met during the same Agreement Year and, in that case, each such milestone would be payable. For example, if during one Agreement Year there were Net Sales of the Product in the Territory of [***], and it was the first Agreement Year in which Net Sales of the Product in the Territory exceeded [***], then VF would owe both the [***] and [***] milestone payments and no similar milestone payments would be due in any following Agreement Year if the Net Sales in the Territory exceeded [***] or [***].
Milestone    Milestone Payment
First New Drug Approval in [***] for the
treatment of secondary hyperparathyroidism in
[***] patients with vitamin D insufficiency    [***]

[***] Indicates portions of this exhibit that have been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

First New Drug Approval in [***] for the
treatment of secondary hyperparathyroidism in
[***] patients with vitamin D insufficiency    [***]

First New Drug Approval in [***] for the
treatment of secondary hyperparathyroidism in
[***] patients with vitamin D insufficiency    [***]

First New Drug Approval in [***] for the
treatment of secondary hyperparathyroidism in
[***] patients with vitamin D insufficiency    [***]

First New Drug Approval in [***] for the
treatment of secondary hyperparathyroidism in
[***] patients with vitamin D insufficiency    [***]

First New Drug Approval in [***] for the
treatment of secondary hyperparathyroidism in
[***] patients with vitamin D insufficiency    [***]

Product First Commercial Sale in the Territory    [***]

First time aggregate Net Sales of the Product
in the Territory exceed [***]
in an Agreement Year    [***]

First time aggregate Net Sales of the Product
in the Territory exceed [***]
in an Agreement Year    [***]

First time aggregate Net Sales of the Product
in the Territory exceed [***] in an
Agreement Year    [***]

5.3    Royalty Payments.
During each Agreement Year, VF shall pay to OPKO royalty payments (the “Royalty Payments”) on a [***] basis in an amount equal to the aggregate annual Net Sales of the Product within the Territory multiplied by the Applicable Percentage, as may be adjusted as set forth in this Agreement. The “Applicable Percentage” shall be as follows:

[***] Indicates portions of this exhibit that have been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

Aggregate Net Sales        Applicable Percentage
Up to but not including [***]        [***]

[***] to [***]        [***]

In excess of [***]        [***]

For the avoidance of doubt, if the aggregate Net Sales exceed [***] in any Agreement Year, the calculation of Royalty Payments shall be as follows: [***] for the first [***] Net Sales; [***] for the Net Sales between [***] and [***]; and [***] for the Net Sales in excess of [***].
5.4    Minimum Royalty.
Beginning on the first day of the first Calendar Quarter after the Product First Commercial Sale, for the periods set forth in the table below, VF shall be obligated to pay OPKO a minimum royalty (the “Minimum Royalty”) to the extent the aggregate Royalty Payments due for the applicable period are below the following amounts:
Period    Minimum Royalty
The first [***] consecutive Calendar Quarters beginning on the first day of the first Calendar Quarter after the Product First
Commercial Sale    [***]

Each [***] consecutive Calendar Quarters thereafter    [***]

For purposes of clarity, if the total Royalty Payments due under Section 5.3 with respect to each Minimum Royalty period are greater than the applicable Minimum Royalty for the same period, no Minimum Royalty amount shall be payable by VF with respect to such period. To the extent that the total Royalty Payments due under Section 5.3 with respect to a period are less than the Minimum Royalty for the same period, VF shall pay OPKO the difference between the total Royalty Payments and the Minimum Royalty. The calculation for the first period to determine if anything is due under this Section 5.4 is made after [***] Calendar Quarters based on the total Royalty Payments due under Section 5.3 with respect to such [***] Calendar Quarters when compared to the Minimum Royalty of [***]. Thereafter, the calculation for subsequent periods is made for periods of [***] Calendar Quarters each, comparing Royalty Payments due under Section 5.3 with respect to the period to the Minimum Royalty of [***]. The Minimum Royalty obligation under this Section 5.4 shall terminate as of the end of the applicable [***] Calendar Quarter period ending immediately prior to the Calendar Quarter in which: (a) a Competitive Product comes on the market in at least [***] Major Countries and there is a Royalty Payment Reduction in each such country or (b) the Royalty Term expires for a Product in at least [***] Major Countries.

[***] Indicates portions of this exhibit that have been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

5.5    Royalty Term.
The Royalty Payments due under Section 5.3, will be determined on a country by country basis beginning from the Product First Commercial Sale in a country only until the later of (a) expiration of the last to expire Valid Claim Covering the Product sold in such country, (b) expiration of all regulatory and data exclusivity applicable to the Product in the country of sale, and (c) ten (10) years after the Product First Commercial Sale in such country (with respect to each country in the Territory, the “Royalty Term”).
5.6    Competitive Products.
If, in any country or region (e.g., EU) in the Territory, (a) one or more Competitive Products during [***] consecutive Calendar Quarters [***] Competitive Products and Products sold in such country or region or (b) after Regulatory Approval of a Competitive Product in the country or region, [***] for the relevant Product during [***] consecutive Calendar Quarters is more than [***] for the Product in the country or region during the [***] consecutive Calendar Quarters immediately before Regulatory Approval of the Competitive Product in the country or region, then the Royalty Payments with respect to the relevant Product in the country or region shall be reduced by [***] starting with the next Calendar Quarter (a “Royalty Payment Reduction”).
5.7    Third Party Payments.
If VF, its Affiliates or permitted Sublicensees are required to pay Third Party Payments (directly to a Third Party) [***], that in the absence of a license thereunder would be infringed by the sale, promotion, manufacturing, use, or import of the Product in the Field in the Territory, VF shall then be entitled to credit [***] of such Third Party Payments against any Royalty Payments due hereunder with respect to the Net Sales of the Product to which the Third Party Payment pertains.
5.8    Late Payments.
Any amount required to be paid by a Party hereunder which is not paid on the date due shall bear interest at a rate equal to the [***] day U.S. dollar LIBOR rate effective for the date that payment was first due as reported by The Wall Street Journal plus [***]. Such interest shall be computed on the basis of a year of three hundred sixty (360) days for the actual number of days payment is delinquent.
5.9    Reports and Timing of Payments.
Within [***] calendar days following the end of each Calendar Quarter during an Agreement Year, VF shall provide OPKO with a report of the Net Sales of the Product in each country in the Territory and all calculations used to determine such Net Sales amounts in such detail as OPKO shall reasonably require. Each such quarterly report will include the actual Net Sales of the Product in each country in the Territory and all calculations used to determine such Net Sales for the first [***] months of the applicable Calendar Quarter and a non-binding estimate for the third month of the applicable Calendar Quarter. Within [***] calendar days following the end of each Calendar Quarter, VF shall provide OPKO with a report of the actual Net Sales of the Product in each country in the

[***] Indicates portions of this exhibit that have been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

Territory and all calculations used to determine such Net Sales for all [***] months during the Calendar Quarter. Not later than [***] calendar days following the end of each Calendar Quarter, VF shall pay to OPKO the Royalty Payment to which OPKO is entitled under Section 5.3. In the event that a Party disputes an invoice or other payment obligation under this Agreement, such Party shall timely pay the undisputed amount of the invoice or other payment obligation, and the Parties shall resolve such dispute in accordance with Article 21.2.
5.10    Taxes.
(a)    All payments payable hereunder shall be paid without any reduction, offset, or withholding for taxes. VF shall, in addition to amounts payable pursuant to this Agreement, pay all other taxes levied on amounts payable hereunder; provided that OPKO shall be responsible for any income taxes payable by OPKO on payments made to it under this Agreement. The Parties acknowledge and agree that it is their mutual objective and intent to minimize, to the extent feasible, taxes payable with respect to this Agreement and that they shall use their Commercially Reasonable Efforts to cooperate and coordinate with each other to achieve such objective as allowed under Applicable Laws. Each Party shall cooperate with the other to the extent reasonably requested for the purpose of filing any tax returns relating sales, use, transfer, stamp, VAT, withholding, or similar taxes, if any, levied on amounts payable hereunder.
(b)    For purposes of clarity, all sums payable under this Agreement shall be exclusive of VAT. In the event that any VAT is owing in any jurisdiction in respect of any such payment, VF shall pay such VAT and the payment in respect of which such VAT is owing shall be made by VF without deduction for or on account of such VAT to ensure that OPKO receives a sum equal to the sum which it would have received had such VAT not been due.
5.11    Currency Exchange.
If any Product sold by VF under this Agreement is invoiced in a currency other than U.S. Dollars, all royalty payments by VF to OPKO shall be converted into U.S. Dollars at the average rate of exchange for the Calendar Quarter for which payments are being remitted based on the middle market spot rate therefore published in The Wall Street Journal (U.S. Edition).
6.    Development
6.1    Development Responsibilities.
(a)    As set forth in the Development Plan, OPKO and VF each agree to cooperate in the development of the Product for the Field in the Territory.
(b)    VF shall be responsible for performing, or causing to be performed, all development activities for the Product in the Field in the Territory allocated to VF in the Development Plan in order to obtain Regulatory Approvals for the Product in the Field in the Territory. As set forth in the Development Plan, VF agrees to use Commercially Reasonable Efforts to (i) develop and bring the Product to market in the Field in each Major Country for the Initial Indication and

[***] Indicates portions of this exhibit that have been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

each Additional Indication included in the Development Plan, and (ii) execute and perform in all material respects the obligations assumed by it under the Development Plan.
(c)    OPKO shall be responsible for performing, or causing to be performed, all development activities for the Product in the Field outside the Territory allocated to OPKO in the Development Plan in order to obtain Regulatory Approvals for the Product in the Field in the Territory. As set forth in the Development Plan, OPKO agrees to use Commercially Reasonable Efforts to (i) develop and bring the Product to market in the Field in the U.S. for the Initial Indication and each Additional Indication included in the Development Plan, and (ii) execute and perform in all material respects the obligations assumed by it under the Development Plan.
6.2    Funding of Product Development.
Each Party shall be responsible for [***] of the costs of conducting the HD Trial and those additional studies and trials designated in the Development Plan as being co-funded. VF shall be solely responsible for all other development costs which VF considers necessary in its sole discretion relating to the Product for the Initial Indication in the Territory except as otherwise provided by Section 6.4.
6.3    Publications.
Subject to Applicable Law, the JSC shall develop a strategy for reviewing, coordinating and releasing publications, including results of studies conducted for the Product, presenting Product-related information and materials at conferences, congresses, or scientific or medical meetings held both inside and outside the Territory. The JSC may not prohibit any publication or presentation contemplated by this Section 6.3 without consensus. If the JSC does not reach consensus regarding a proposed prohibition on publication, the matter will be resolved as provided under Section 21.3.
6.4    Access to Data and Information.
Subject to the provisions of this Agreement, each Party shall have the right to access and use all information generated in all clinical and marketing studies with respect to the Product in the Field for sale in the Territory (VF) or outside the Field or the Territory (OPKO); provided, however, if either Party wishes to access and use new data generated by the other Party, its Affiliates, or its licensees/sublicensees that is not in the public domain, [***]. Notwithstanding the foregoing, each Party acknowledges and agrees that it will share all safety data, information and results required to ensure compliance by each Party with Applicable Law and safety standards at no cost to the other Party and that OPKO will make available to VF any additional information and content developed or acquired by OPKO that is required for the registration process in the Territory.
6.5    Development Plan.
(a)    The development of the Product shall be governed by a plan setting forth the proposed overall program of development of the Product and the respective development responsibilities of the Parties with respect to such program (the “Development Plan”), as it may be amended from time to time in accordance with this Agreement. The initial Development Plan is

[***] Indicates portions of this exhibit that have been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

attached hereto as Exhibit A and shall cover the development plan for the Product for the Initial Indication. To the extent any terms or conditions of the Development Plan expressly conflict with the terms or conditions of this Agreement, the terms and provisions of this Agreement shall control.
(b)    During the Term, any changes to the Development Plan, including any country-specific appendices required by Applicable Law and changes made in response to any communications with any Regulatory Authorities that require a submission to a Regulatory Authority, an IRB or other ethics committee, will be prepared by VF and will be subject to the approval of the Committees.
(c)    During the Term, either Party can propose that additional development activities that are outside the scope of the Development Plan, including any new trials for Additional Indications, be conducted under the Development Plan. If both Parties agree in writing upon such additional development activities, then the Development Plan shall be amended in writing by the Parties to reflect such agreement of the Parties.
7.    Government Approvals
7.1    New Drug Approval Applications.
VF shall be responsible for preparing, filing, and prosecuting Drug Approval Applications and seeking Regulatory Approvals for the Product in the Field in the Major Countries and such additional countries in the Territory in which VF considers it commercially reasonable to do so, including preparing all reports necessary as part of a Drug Approval Application, provided that OPKO shall make available to VF all the content in OPKO’s possession that VF indicates to OPKO is required for the registration process for the Product in the Field in the Territory and OPKO will make its personnel with relevant subject matter expertise available to consult with VF regarding such registration process. All such Drug Approval Applications shall be owned by VF and a copy of each such Drug Approval Application shall be promptly provided to OPKO upon OPKO’s request. OPKO shall promptly provide VF a copy of each Drug Approval Application filed outside the Territory, which is requested by VF. All regulatory costs incurred by VF in connection with the preparation, filing, and maintenance of Regulatory Approvals for the Product in the Field in the Territory shall be borne solely by VF, [***]. In connection with all Drug Approval Applications being prosecuted and filed by VF, OPKO or their Affiliates or licensees/Sublicensees for the Product in the Field, VF or OPKO, as the case may be, agrees to [***] that it or its Affiliates or licensees/Sublicensees make that are requested by the other Party, or that are clearly relevant to the other Party’s Regulatory Approvals in the other Party’s respective territory promptly upon submission, but in no event later than [***] days after a written request by the other Party, in each case at [***] to the other Party, provided, that in the event any filing is not in English and the filing Party does not have any English translation thereof, any translation requested by the other Party will be at [***].
7.2    Reference to Regulatory Filings.
For any country of the Territory that accepts, as the basis of such country’s Drug Approval Application for the Product, the corresponding Regulatory Approval for such Product from a

[***] Indicates portions of this exhibit that have been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

jurisdiction outside the Territory, OPKO shall provide VF with the right to reference such Regulatory Approval. Each Party shall have the right of cross-reference to the other Party’s regulatory filings.
7.3    Cooperation.
The Parties shall consult and cooperate in the preparation of each submission for Regulatory Approvals for the Product in the Field in the Territory and in obtaining and maintaining Regulatory Approvals within the Territory, provided however, that, VF shall be primarily responsible for interactions with Regulatory Authorities throughout the Territory. VF shall provide OPKO with reasonable advance notice of any scheduled meeting with the EMA or any other Regulatory Authority in a regulatory jurisdiction in the Territory relating to any Regulatory Approval for the Product, and OPKO (to the extent permitted by the Regulatory Authority) shall have the right to participate in any such meeting. VF shall from time to time promptly inform OPKO about any significant Regulatory Approval milestones achieved. In the event that any regulatory agency threatens or initiates any action to remove the Product from the market or there is any recall or equivalent action (whether voluntary or involuntary) in any country of the Territory, VF shall promptly notify OPKO of such communication of receipt of such information by VF.
7.4    No Third Party Rights.
During the Term and except as provided in Sections 2.2 and 18.1, VF shall not assign, license or grant any rights in or to any rights or obligations under this Agreement (including, without limitation, terms relating to confidentiality, intellectual property, non-competition) or to the Drug Approval Applications that are held by VF pursuant to this Agreement to any Third Party that is not an Affiliate or Sublicensee of VF, or Fresenius or an Affiliate of Fresenius identified on Exhibit 2.2(b), without the prior written consent of OPKO, which will not be unreasonably withheld. Any such assignment, license or grant of rights to an Affiliate or Sublicensee of VF, or Fresenius or an Affiliate of Fresenius identified on Exhibit 2.2(b) shall be made only pursuant to a written agreement that is entered into in compliance with all of the material terms of this Agreement and that specifically requires such Person’s compliance with all material rights and obligations under this Agreement (including, without limitation, terms relating to confidentiality, intellectual property, non-competition).
7.5    Clinical Trial Registries.
(a)    From and after the Effective Date, VF will be responsible, in consultation with the JDC, for registering, maintaining and updating any registries pertaining to any trial for the Product conducted pursuant to this Agreement to the extent required by any Applicable Laws (collectively, the “Clinical Trial Registries”) in all countries in the Territory.
(b)    For clarity, VF will ensure that the information on all Clinical Trial Registries is correct, consistent and in compliance with Applicable Law.

[***] Indicates portions of this exhibit that have been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

8.    Commercialization
8.1    VF Efforts.
Subject to the terms and conditions of this Agreement, VF agrees to use Commercially Reasonable Efforts to (a) commence the regular commercial distribution, use, and sale of the Product in the Field in each Major Country as soon as commercially practicable, and (b) subject to OPKO’s compliance with the terms of the Supply Agreement, continue diligently thereafter to commercialize, market, promote and sell the Product in the Field in the Territory for each indication for with the Product has received Regulatory Approval in the Territory.
8.2    Promotional Activities.
(a)    Within [***] days after the Effective Date, OPKO shall deliver to VF, at no charge, a copy of the then existing Marketing Material developed or used by OPKO in connection with promotion or marketing the Product outside the Territory. OPKO makes no representation as to the appropriateness or applicability of the Marketing Material in the Territory. VF shall, subject to Applicable Laws, have the right to use all such Marketing Material in connection with its marketing of the Product in the Territory. VF also shall have the right to create, develop and use other Marketing Material in the Territory at its sole cost and expense. VF shall ensure that any Marketing Material developed or used by VF complies with all Applicable Laws in the Territory. OPKO shall not have any liability with respect to use by or on behalf of VF thereof.
(b)    Upon request of OPKO, VF shall provide to OPKO a copy of any Marketing Material developed by VF. Subject to the terms and conditions of this Agreement, OPKO (and any of its Affiliates and licensees) shall have the right to use outside the Territory and modify such Marketing Material created and developed by VF for the Territory [***], provided however that OPKO shall be solely responsible for ensuring that such Marketing Material complies with any Applicable Laws outside the Territory, and VF shall not have any liability with respect to use by or on behalf of OPKO thereof.
(c)    VF shall use Commercially Reasonable Efforts to commercialize the Product in the Field in the Territory under an OPKO Trademark and under the trade dress or such other trademark or trade dress as mutually agreed by the Parties, including, if applicable, any alternative trademark and any alternative trade dress (the “Product Trade Dress”, respectively). Notwithstanding the foregoing, in the event that VF believes that the use or registration of any OPKO Trademark or the use of the Product Trade Dress in a particular country in the Territory would be inappropriate due to such country’s linguistic or cultural particularities or against the Applicable Laws of such country, or is rejected by local Regulatory Authorities, or in conflict with any Third Party’s intellectual property rights in that country, based on a review of market research, regulatory research, legal searches, investigation results, and any other relevant information that may have been collected by either Party that is relevant to the clearance for use and registration of a trademark or for use and registration of a trade dress (it being understood that there is no obligation for either Party to perform any such review or research), VF shall present such concern to OPKO, and the Parties shall agree on an alternative trademark and trade dress for use and registration, as

[***] Indicates portions of this exhibit that have been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

appropriate, in the country in question, which shall be owned by OPKO and shall become an OPKO Trademark under this Agreement.
(d)    Global Branding Strategy. Subject to Section 9.2(b)(vi), OPKO shall have the right, from time to time during the Term, to implement (and thereafter modify and update) a global branding strategy, including global messaging, for the Product for use in the Field throughout the world (the “Global Branding Strategy”). The Parties intend to collaborate in developing and updating the Global Branding Strategy. To the extent OPKO determines to utilize such Global Branding Strategy, VF shall adhere to the Global Branding Strategy in its commercialization of the Product, including with respect to any newly designed promotional materials; provided, that, in the event that VF believes that the application of the Global Branding Strategy in a particular country or a region in the Territory would be inappropriate whether because of such country’s linguistic or cultural particularities, competitive environment, clinical practices, because it is against the Applicable Laws of such country or because VF reasonably determines it would be inconsistent with VF’s obligation to use Commercially Reasonable Efforts to commercialize the Territory, VF shall present such concern to OPKO, and the Parties shall discuss whether appropriate revisions to the Global Branding Strategy may make it appropriate for use in such country. If the the Parties do not reach consensus on the application of the Global Branding Strategy, [***]; provided, however, that the matter may be referred by either Party for resolution as provided under Section 21.3 and both Parties shall abide by such resolution.
Nothing in this Section shall be construed to derogate from VF’s ultimate right and responsibility to use all Commercially Reasonable Efforts to commercialize the Product in the Territory in accordance with the terms and conditions of this Agreement.
8.3    Identification of OPKO.
To the extent allowed by Applicable Law and consistent with OPKO’s internal trademark guidelines adopted from time to time and provided to VF, all Product labeling, packaging and package inserts and any promotional materials associated with the Products shall carry, in a conspicuous location, the Product Trade Dress with a notice that such Product is sold under license from OPKO. Such Product Trade Dress, where so included, shall be in addition to the Product Trade Dress and trademarks of VF.
8.4    Product Pricing.
As soon as appropriate prior to the Product First Commercial Sale in the Territory, as permitted by Applicable Law, including applicable antitrust laws, [***] shall establish pricing levels for the Product in the Territory with input from the JDC; provided that [***] shall bear final authority and responsibility for determining pricing for the Product.
9.    Governance
9.1    Joint Development Committee and Joint Steering Committee.

[***] Indicates portions of this exhibit that have been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

(a)    Within [***] days following the date of this Agreement, the Parties shall form: (a) a joint steering committee (the “JSC”) with responsibility for the overall coordination and oversight of activities under this Agreement and the Supply Agreement and (b) a specialized joint committee focusing on development and Regulatory Approval of Products (the “JDC”). The JSC and JDC shall have the responsibilities and authority allocated to it in this Article 9 and elsewhere in this Agreement. The JSC and JDC may be referred to separately as a “Committee” and jointly as the “Committees”.
(b)    The Committees shall have representatives from each of OPKO and VF. Each Party may replace its Committee representatives at any time upon written notice to the other Party. Each Committee shall have a chairperson. The chairperson of the JDC and JSC shall be designated by VF for the first Agreement Year, shall be designated by OPKO for the second Agreement Year, and shall alternate between the Parties on an annual basis thereafter. The chairperson shall be responsible for calling meetings, preparing and circulating an agenda in advance of each meeting of such Committee, and preparing and issuing minutes of each meeting within [***] days thereafter. The minutes of each meeting shall, among other things, record all matters acted upon and approved or disapproved by the Committee, actions to be taken, and any matters the Committee failed to resolve. Such minutes will not be finalized until both Alliance Managers review and confirm in writing the accuracy of such minutes.
(c)    Each Party’s designees on a Committee shall, collectively, have [***] vote (the “Party Vote”) on all matters brought before the Committee, which Party Vote shall be determined by consensus of such Party’s designees present (in person or otherwise) at the meeting. Except as expressly provided in this Section 9.1(c), each Committee shall operate as to matters within its jurisdiction by [***] Party Vote. Any disagreement between the representatives of the Parties on the JDC as to matters within the JDC’s jurisdiction shall be submitted for discussion and resolution by the JSC. Except as otherwise required by this Agreement, any disagreement between the representatives of the Parties on the JSC as to matters within the JSC’s jurisdiction shall be submitted for discussion and resolution in accordance with Article 21 and any disagreement with respect to matters set forth in Sections [***] shall be resolved as provided under Section 21.3. Notwithstanding the foregoing, any decisions to amend the [***] (for clarity, if the JSC does not reach consensus, the matter will be resolved as provided under Section 21.3).
(d)    Each Party will disclose to the other proposed agenda items along with appropriate information at least [***] Business Days in advance of each meeting of each Committee, as applicable; provided that, under exigent circumstances requiring the Committee’s input, a Party may provide its agenda items to the other Party within a lesser period of time in advance of the meeting, or may propose that there not be a specific agenda for a particular meeting, and such items shall be included in such agenda if such other Party consents to such later addition of such agenda items or the absence of a specific agenda for such Committee meeting.
(e)    Notwithstanding the Committee structure established under Section 9.1(a), each Party shall retain the rights, powers and discretion granted to it under this Agreement, and no such rights, powers, or discretion shall be delegated to or vested in a Committee unless such delegation or vesting of rights is expressly provided for in this Agreement or the Parties expressly

[***] Indicates portions of this exhibit that have been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

so agree in writing. Without limiting the generality of the foregoing, no Committee shall have any authority or jurisdiction to amend, modify, or waive compliance with this Agreement, any of which shall require mutual written agreement of the Parties.
9.2    Joint Steering Committee.
(a)    Each Party shall appoint an equal number of up to [***] of its senior employees to serve on the JSC. The initial JSC representatives for VF shall be [***] and [***], and the initial JSC representatives for OPKO shall be [***] and [***]. The JSC shall: (i) oversee and coordinate the development of, and the making of regulatory filings for, the Products in the Territory in the Field to obtain Regulatory Approvals of Products in the Territory in the Field; (ii) oversee the supply of Products for the Territory in the Field; and (iii) review material activities to be conducted in connection with commercialization of the Products in the Field in the Territory (and outside the Territory to the extent such activities could reasonably be relevant to the commercialization of the Products in the Field in the Territory).
(b)    In connection with its responsibilities described in Section 9.2(a), the JSC shall in particular:

(i)	provide general oversight for the activities of the JDC;

(ii)	subject to Article 8, provide a forum for the Parties to share information, knowledge and planning on the on-going development and commercialization of the Products in and outside the Territory;

(iii)	review the Development Plan updates or amendments, including Additional Indications as contemplated by Section 4.1;

(iv)	monitor the development of and process for seeking and obtaining Regulatory Approval with respect to the Products in the Territory in the Field based on the updates provided by the JDC;

(v)
support VF’s development of a strategy for commercialization of the Products for use in the Field in the Territory and exchange information on best practices for commercialization activities for use in the Field;

(vi)	discuss reasonable measures to align on a Global Branding Strategy and master documents (for example, training materials) and coordinate activities with respect to certain key opinion leaders;

(vii)	monitor and discuss OPKO’s supply of Product for the Territory under the Supply Agreement;

(viii)	discuss a reimbursement strategy for the Product in the Territory;

(ix)	perform such other activities as are expressly allocated to the JSC in this Agreement; and

(x)	provide a forum for discussing and attempting to resolve any issues involving the interpretation or application of this Agreement.

[***] Indicates portions of this exhibit that have been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

(c)    Notwithstanding the foregoing: (i) activities pertaining to: (A) negotiation with pricing and reimbursement authorities and payors of pricing and reimbursement in a given jurisdiction for Products; and (B) commercialization of the Product, will be the sole responsibility of VF in the Territory and the Field and of OPKO outside the Territory and outside the Field in the Territory; and (ii) subject to Article 10, activities pertaining to manufacturing shall be the sole responsibility of OPKO within and outside the Territory. The activities listed in Section 9.2(c)(i) and (ii) above shall not come under the governance authority of the JSC, but information with respect thereto may be discussed by the JSC to the extent relevant to the items set forth in Sections 9.2(a) and 9.2(b).
9.3    Committee Meetings.
(a)    Committees shall meet at least quarterly unless no later than thirty (30) days in advance of any meeting there is a determination, by agreement of both Parties, that no new business or other activity has transpired since the previous meeting, and that there is no need for a meeting. In such instance, the next meeting will be scheduled. Committees shall also establish a procedure, agreeable to both Parties, for either (i) calling special interim meetings of a Committee in the event of the need a Committee decision between regularly scheduled meetings or (ii) establishing a process for making such interim decisions. Committees establish subcommittees, provided that such subcomittees are comprised of equal representation from both Parties.
(b)    The location of such meetings shall alternate between OPKO’s offices area and VF’s offices unless otherwise agreed upon between the Parties. Committee meetings may, upon the agreement of both Parties, be via teleconference and/or videoconference.
(c)    Each Party shall bear their own expenses in connection with attending meetings of the Committees.
9.4    Responsibilities of JDC.
(a)    [***] of up to [***] of its senior employees to serve on the JDC. The initial JDC representatives for VF shall be [***] and [***], and the initial JDC representatives for OPKO shall be [***] and [***]. The JDC shall coordinate communication and operations regarding the development of, and the making of regulatory filings for, the Products in the Territory in the Field in order to obtain Regulatory Approvals of Products in the Territory in the Field. The JDC will also facilitate the flow of information with respect to development activities being conducted for the Product that in or outside the Field that are relevant to the Territory and to facilitate exchange of data arising in Clinical Trials of Products relevant to the Territory, whether conducted in or outside the Territory and in the Field.
(b)    The JDC shall have planning, oversight, performance evaluation and decision-making authority and responsibility for all development, regulatory, and registration activities (as well as oversight over commercialization plans) related to the Product in the Field in the Territory, except as otherwise set forth in this Agreement and except that the JDC shall have no direct authority over the employees of either Party.

[***] Indicates portions of this exhibit that have been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

(c)    In connection with its responsibilities described in Section 9.4(a), the JDC shall in particular:

(i)	[***] between the parties;

(ii)
provide a forum for the Parties to share information, knowledge and planning on the on-going development, regulatory strategy and Regulatory Approval activities for the Products relevant to the Field in and outside the Territory;

(iii)	review and discuss the Development Plan updates or amendments;

(iv)	review and exchange pharmacovigilance information and reports for Products in and outside the Field and in accordance with the pharmacovigilance agreement;

(v)
monitor development activities for Products in the Field in the Territory, including with respect to operational matters such as enrollment strategies, site selection, and clinical trial vendor strategies;

(vi)
review and facilitate the exchange of all information (other than any information relating to the process development or manufacturing of Product) relating to or arising from all development, regulatory strategy and Regulatory Approval activities described in subsections (iv) - (vi) above for Products in the Field in and outside the Territory;

(vii)	discuss and review a regulatory strategy and plan for obtaining Regulatory Approvals for the Products in the Field in the Territory;

(viii)	with input from OPKO with respect to its strategy for clinical trials, support development and implementation of a strategy for clinical trials with respect to Products in the Field in the Territory;

(ix)	discuss and coordinate post-approval changes to regulatory filings and documentation, including any changes to the registered detail for Products in the Field in and outside the Territory;

(x)	provide on a quarterly basis updates on its activities and achievements to the JSC for review and comment;

(xi)	perform such other activities as are expressly allocated to the JDC in this Agreement; and

(xii)
review and discuss any Third Party to be retained by either Party to perform material activities (e.g., regulatory, manufacturing, clinical or quality activities) with respect to Products in the Territory.

9.5    Alliance Managers.
(a)    Each of the Parties shall appoint a single individual to act as that Party’s point of contact for day to day communications between the Parties relating to the activities conducted

[***] Indicates portions of this exhibit that have been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

under this Agreement (each, an “Alliance Manager”). Each Party may change its designated Alliance Manager from time to time upon written notice to the other Party. Any Alliance Manager may designate a substitute to temporarily perform the functions of that Alliance Manager by written notice to the other Party.
(b)    Each Alliance Manager shall be charged with creating and maintaining a collaborative work environment within the JSC and JDC. Each Alliance Manager will also: (i) be the point of first referral in all matters of conflict resolution; (ii) coordinate the relevant functional representatives of the Parties in developing and executing strategies and the Development Plan for the Products in the Field in and outside the Territory and any other Development activities with respect to the Field by the Parties; (iii) provide a single point of communication for seeking consensus both internally within the respective Parties’ organizations and between the Parties regarding key strategy and Development Plan issues; (iv) identify and bring disputes to the attention of the JSC and JDC in a timely manner; (v) plan and coordinate cooperative efforts and internal and external communications; and (vi) coordinate governance activities, such as the conduct of JSC and JDC meetings and production of meeting minutes so that they occur as set forth in this Agreement, and take actions necessary to facilitate performance of relevant action items resulting from such meetings are appropriately carried out or otherwise addressed.
(c)    The Alliance Managers shall attend all Committee meetings and support the chairperson of the JSC and JDC in the discharge of their responsibilities. The Alliance Managers shall be nonvoting participants in Committee meetings, unless they are also appointed members of a Committee; provided, however, that an Alliance Manager may bring any matter to the attention of any Committee if such Alliance Manager reasonably believes that such matter warrants such attention.
10.    Manufacturing, Distribution and Supply
10.1    OPKO Manufacturing and Supply Responsibilities.
Subject to Section 10.2, OPKO will supply, directly or through a Third Party, bulk capsules of Product (“Bulk Product”) to support the development, sale and commercialization of the Product in the Territory, unless and until VF, VF’s Affiliates, or any of its Third Party contract manufacturers is qualified as an additional qualified manufacturer for the Territory. The binding terms and conditions for the commercial manufacture and supply of Bulk Product shall be set forth in a Manufacturing and Supply Agreement to be entered into as set forth in Section 10.2 (the “Supply Agreement”).
10.2    Manufacturing and Supply Agreement for Commercial Supply of Products.
The Parties shall agree in good faith to execute a mutually satisfactory Supply Agreement containing the terms set forth on Exhibit 10.2 for OPKO’s supply of Bulk Product. The Supply Agreement shall provide that the Parties will discuss and cooperate to [***] of Bulk Product for supply thereof for the Territory within a specified time period following the effective date of the Supply Agreement (which may include OPKO, itself or through a Third Party contractor, or VF or its Affiliates). The Parties shall also enter into a Quality Agreement within [***] days after the Effective Date. The

[***] Indicates portions of this exhibit that have been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

Supply Agreement shall contain terms and conditions set forth in Exhibit 10.2 and other terms and conditions typically contained in agreements governing the commercial manufacture of similar products for similar purposes at similar volumes.
10.3    Clarification.
For clarity, during the Term, VF may exercise its rights to make and have made Products under the license granted to VF pursuant to Section 2.1 only to the extent that OPKO fails to fulfill its obligations under the Supply Agreement.
11.    Safety and Surveillance
11.1    Reporting.
VF shall be responsible for any reporting of matters regarding the safety of the Product, including Adverse Events, to the appropriate Regulatory Authority in the Territory, in accordance with Applicable Laws. VF shall promptly notify OPKO of any such matter and furnish complete copies of such reports to OPKO. In the event VF or OPKO should become aware of information that may require a recall, field alert, Product withdrawal or field correction arising from any defect in the Product, it shall immediately notify the other Party in writing.
11.2    Adverse Events.
Promptly after the Effective Date, in recognition of VF’s primary responsibility for reporting Adverse Events associated with the Product in the Territory, the Parties shall agree upon the terms of a pharmacovigilance agreement. The Parties shall implement such agreement and shall provide each other on a regular basis with any appropriate information that enables the other Party to meet its regulatory obligations with respect to the Product or that is relevant to the safe use of the Product, whether inside or outside the Territory. The agreement will be reviewed jointly on a regular basis or when there is a change in regulations governing Adverse Event reporting, whether inside or outside the Territory. OPKO shall maintain the global safety database as set forth in the pharmacovigilance agreement.
11.3    Medical Inquiries.
Following the Effective Date, VF shall be responsible for handling all medical questions or inquiries in each such country in the Territory, including all Product complaints, with regard to any Product sold by or on behalf of VF (or any of its Affiliates or Sublicensees) (including having a call center in connection therewith), in each case in accordance with Applicable Laws and this Agreement. VF shall submit a copy of any standardized responses to medical inquiries prior to use thereof for OPKO’s review and comment. OPKO shall immediately forward any and all medical questions or inquiries which it receives with respect to any Product sold by or on behalf of VF (or any of its Affiliates or Sublicensees) in the Territory to VF in accordance with all Applicable Laws and VF shall immediately forward to OPKO any and all medical questions or inquiries that it receives with respect to Product outside of the Territory or outside the Field, in each case in accordance with all Applicable Laws. Notwithstanding the foregoing, OPKO shall be primarily responsible for handling

[***] Indicates portions of this exhibit that have been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

any Product complaints related to quality of the Product, and VF shall refer all such Product complaints to OPKO.
11.4    Recall, Withdrawal, or Market Notification of Product.
In the event that any Governmental Authority threatens or initiates any action to remove the Product from the market whether inside the Territory or outside the Territory (in whole or in part), the Party receiving notice thereof shall notify the other Party of such communication immediately, but in no event later than one (1) Business Day, after receipt thereof. Notwithstanding the foregoing, in all cases, any recall, withdrawal or market notification of the in the Territory shall be as set forth in the Quality Agreement.
12.    Audit Rights
12.1    Audit Rights.
VF shall keep complete and accurate records which are relevant to revenues, costs, expenses, and payments on a country by country basis in the Territory under this Agreement and such records shall be maintained by VF for at least two years following their creation. OPKO shall have the right, at OPKO’s expense, through an independent certified public accounting firm that is internationally recognized as one of the four largest accounting firms in the world, or like Person reasonably acceptable to VF to examine such records during regular business hours upon reasonable notice during the life of this Agreement and for two years after its termination; provided, however, that such examination shall not take place more often than [***] per Agreement Year and shall not cover such records for more than the preceding [***]. OPKO shall bear the full cost of the audit unless such audit correctly discloses that the discrepancy differs by more [***] from the amount the accountant determines is correct, in such case VF shall pay the reasonable fees and expenses charged by the accountant.
13.    Intellectual Property
13.1    Ownership of Intellectual Property.
(a)    OPKO shall have and retain sole and exclusive right, title and interest in and to any and all OPKO Technology and all intangible property rights, including, without limitation, any and all inventions, discoveries, writings, trade secrets, methods, practices, procedures, engineering information, designs, devices, improvements, manufacturing information and other technology, including any derivatives of any of the foregoing, whether or not patentable or copyrightable, and any patent applications, patents, or copyrights based therein, thereon and therefrom (“Inventions”) that are made, discovered, conceived, reduced to practice or generated by OPKO (or its employees or representatives), solely or with a Third Party, in connection with any activity carried out pursuant to this Agreement and that is related to the Product (“OPKO Inventions”) and all rights, titles and interests with respect to the OPKO Trademarks and Patents.
(b)    The Parties shall jointly own the right, title and interest in and to all Inventions made, discovered, conceived, reduced to practice or generated jointly by the Parties, their Affiliates

[***] Indicates portions of this exhibit that have been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

or Sublicensees (or their respective employees or representatives), with or without a Third Party (“Joint Inventions”).
(c)    VF shall own the right, title and interest in and to all Inventions made, discovered, conceived, reduced to practice or generated solely by VF, or its Affiliates or Sublicensees (or their respective employees or representatives), with or without a Third Party (“VF Inventions”).
(d)    The determination of inventorship for Inventions under this Section 13.1 shall be in accordance with U.S. inventorship laws as if such Inventions were conceived or reduced to practice in the US.
13.2    Product Inventions.
(a)    Notwithstanding the terms of Section 13.1, any Joint Inventions or VF Inventions in connection with the Product directly relating to (i) [***], (ii) [***], (iii) [***], (iv) [***] (collectively, [***], the "Product Inventions"), each shall be the exclusive property of OPKO and the corresponding intellectual property rights shall be owned by OPKO. For the avoidance of doubt, Product Inventions will be included in the OPKO Technology and any resulting patents or patent applications will be included in the OPKO Patents; provided however, that [***]. VF hereby assigns such Product Inventions to OPKO. The provisions of this Section 13.2 shall not apply to any [***]. Any such Inventions will be considered Joint Inventions under this Agreement. As a result, each Party will be free to commercialize their own products using such Joint Inventions without interference from, accounting to or paying a royalty to the other Party with respect to such Joint Inventions; provided however, that [***] and that nothing in this Section 13.2 shall relieve either Party of its obligations under this Agreement with respect to Products (including VF’s royalty obligations hereunder with respect to Products, except as provided in the second sentence of this Section 13.7).
13.3    Patent Prosecution.
(a)    OPKO, at its expense, shall have [***] responsibility for [***]. VF, at its expense, shall have sole responsibility for [***]. VF shall pay [***] of the prosecution costs of any Joint Patents filed in the Territory. [***] filed by OPKO or VF in the Territory that relate to the Product. OPKO and VF agree to comply with all requirements of the applicable patent offices to secure the validity and enforceability of the OPKO Patents and any Joint Patents related to Product (e.g., filing working statements) and keep VF and OPKO promptly and fully informed of the course of patent prosecution or other related proceedings and to consider any comments of VF or OPKO in good faith. OPKO shall also have responsibility for filing for any applicable supplementary protection certificates, patent term extensions, pediatric extensions, or their equivalent, if available, in any country or region in the Territory with respect to the OPKO Patents. VF agrees to cooperate with OPKO to secure any such supplementary protection certificates, patent term extensions or their equivalents. If requested by VF, OPKO shall record this Agreement or other evidence of the Patent rights granted under this Agreement in the designated patent offices.
(b)    If OPKO wishes to abandon any OPKO Patent in the Territory or Joint Patent in the Territory, then, prior to abandonment, OPKO shall offer to assign its rights in such OPKO

[***] Indicates portions of this exhibit that have been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

Patent or Joint Patent to VF at least forty-five (45) days in advance of any statutory bar or other deadline that would result in loss of such OPKO Patent or Joint Patent. If VF elects to have such OPKO Patent or Joint Patent assigned to it, OPKO shall assign such OPKO Patent or Joint Patent to VF, and VF will be responsible for any direct, out-of- pocket costs of OPKO relating to the assignment of such OPKO Patent or Joint Patent to VF. VF will be responsible for any costs relating to the maintenance of such OPKO Patent or Joint Patent that VF chooses to pursue after the assignment. If a OPKO Patent has been assigned to VF, it shall no longer be considered a OPKO Patent under this Agreement for the purpose of the Royalty Term or otherwise. OPKO has a non-exclusive, sub-licensable (through multiple tiers), royalty-free license outside the Territory under all OPKO Patents or Joint Patents assigned to VF pursuant to this Section 13.13 even after termination or expiration of this Agreement for any reason.
(c)    With regard to any Patent rights which fall under the new European Unified Patent System, OPKO shall elect the opt-out option unless the Parties agree otherwise.
13.4    Notification of Patent Litigation.
(a)    In the event of the institution of any suit by a Third Party against either OPKO or VF or otherwise, in respect of patent infringement involving the manufacture, use, sale, license or marketing of the Product anywhere in the Territory, such Party sued or to whom notice or knowledge of such proceeding shall arise, shall promptly notify the other Party in writing.
(b)    If an action, claim, demand, suit, or proceeding (a “Claim”) alleging infringement involving the manufacture, use, sale, license or marketing of the Product anywhere in the Territory is commenced against either Party or their Affiliates, licensees or Sublicensees, then the Parties [***]. [***] Business Days, and [***] to continue such defense at its own expense, except for the expenses for which [***] is to indemnify [***] pursuant this Agreement or pursuant to OPKO’s indemnification obligations set forth in the Supply Agreement related to manufacturing. In that case, OPKO shall cooperate with VF and provide any documentation or other assistance reasonably requested by VF at OPKO’s expense.
13.5    Patent Infringement.
(a)    In the event that OPKO or VF becomes aware of actual or threatened infringement of a Patent anywhere in the Territory, that Party shall promptly notify the other Party in writing. OPKO shall have the first right, to investigate and/or bring an infringement action against any Third Party. In that case, OPKO shall have full control over the conduct of such investigations and litigation, including the settlement thereof, provided that such settlement does not materially adversely affect VF’s rights under this Agreement. The cost of such investigation and litigation shall be borne by [***]. The Parties [***]. VF shall reasonably assist OPKO and cooperate in any such investigation and litigation at OPKO’s request, including being joined as a party in such action upon OPKO’s written request.
(b)    OPKO shall provide information about its preliminary intention within [***] days after it first learns of any actual or alleged infringement. If OPKO fails to notify the allegedly infringing party with respect to the OPKO Patents and its infringement allegation within [***] days

[***] Indicates portions of this exhibit that have been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

after receiving such information and, thereafter, fails to initiate an enforcement action with respect to such actual infringement within [***] days [***] after [***] of the OPKO Patents by such Third Party(ies) and the [***] this [***] day period,VF shall have the right to enforce the OPKO Patents against such infringers to the extent such infringement relates to the manufacture, use, or sale of products Covered by the OPKO Patents in the Field in the Territory.
(c)    In the event that entry of a product to a market segment in which the Product is sold in the Territory appears imminent and [***] in the Territory, OPKO shall take all reasonable actions to determine, within [***] calendar days from the date on which OPKO has legally sufficient basis to believe that such product entry would infringe the OPKO Patents or any longer time period agreed by the Parties, whether OPKO intends to apply promptly and diligently for an interim injunction with regard to such possible product entry and shall promptly inform VF of such determination. If OPKO does not take such action, VF may take such action.
(d)    In any case, the Parties shall reasonably assist each other and cooperate in any such investigation and litigation to ensure there is an aligned global litigation and enforcement strategy.
13.6    Title to Trademarks.
The ownership and all goodwill from the use of any trademarks associated with the Product shall vest in and inure to the benefit of OPKO.
13.7    Trademark License.
OPKO grants to VF a fully paid, exclusive license to use the OPKO Trademarks and Product Trade Dress in the Territory for the Term in connection with the marketing and promotion of the Product in the Field as contemplated in this Agreement, without limiting in any way OPKO’s rights with respect to the OPKO Trademarks and Product Trade Dress outside the Territory ; provided, however, that after expiration of this Agreement VF’s license may be exclusive and royalty-bearing pursuant to Section 3.2. OPKO shall use its Commercially Reasonable Efforts to obtain and secure the corresponding domain names in the Territory that the Parties determine to be appropriate and make such domain names available to VF under the conditions of this Section 13.7.
13.8    Maintenance of Trademarks.
(a)    OPKO agrees to use Commercially Reasonable Efforts to register and maintain a registration for the OPKO Trademarks in the Territory for the term of this Agreement for use with the Product (including corresponding domain names). Such expenses incurred in connection with the OPKO Trademarks or domain names shall be paid [***]. In the event that any of the OPKO Trademarks are not available for use and registration in connection with the Product in the Territory due to a rejection of the trademark by a government agency, actual or threatened opposition, cancellation or litigation as to use and/or registration of the OPKO Trademarks by a Third Party, and/or a decision by the JDC that use of the OPKO Trademarks is likely to cause confusion with another’s trademark, OPKO shall use Commercially Reasonable Efforts to provide

[***] Indicates portions of this exhibit that have been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

an alternate trademark and shall develop, search, file, register and maintain such alternate trademark [***].
(b)    OPKO shall maintain and monitor the OPKO Trademarks (including the corresponding domain names) and take all reasonable actions to protect the OPKO Trademarks (and the corresponding domain names) from similar Third Party trademarks filed in the Territory.
(c)    OPKO shall maintain and defend all the OPKO Trademarks (and corresponding domain names) as necessary to allow VF and to fully exercise its rights under Section 3.2.
13.9    Notification of Trademark Litigation.
In the event of the institution of any suit by a Third Party against OPKO or VF for trademark infringement involving the marketing, promotion or sale of the Product in accordance with the annual marketing plan in the Territory, the Party sued shall promptly notify the other Party in writing. OPKO shall defend such action at [***], and indemnify and hold harmless VF and its Affiliates and their respective directors, officers and employees from any damages, judgment, costs and expenses (including, reasonable attorneys’ fees) arising or resulting therefrom. VF shall assist and cooperate with OPKO, [***], to the extent necessary in the defense of such suit. In the event and, as a result of the suit, it becomes necessary to secure or file for a new trademark for the Product, OPKO shall be responsible for searching for and filing for such a mark pursuant to Section 13.8.
13.10    Trademark Infringement.
(a)    In the event that OPKO or VF becomes aware of actual or threatened infringement of a OPKO Trademark anywhere in the Territory, that Party shall promptly notify the other Party in writing. OPKO shall have the sole right, but not the obligation, to investigate and/or bring an infringement and/or opposition or cancellation action against any Third Party. OPKO shall have full control over the conduct of such investigations and litigation, including the settlement thereof. The cost of such investigation and litigation [***]. The Parties shall [***]. VF shall reasonably assist OPKO and cooperate in any such investigation and litigation at OPKO’s request, including being joined as a party in such action upon OPKO’s written request.
(b)    OPKO shall provide information about its preliminary intention with respect to any actual or threatened OPKO Trademark within [***] days after it first learns of such actual or alleged infringement. VF shall have the right to enforce such Trademark if OPKO does not initiate an enforcement action within sixty (60) days after it first learns of such infringement. The cost of such litigation brought by VF shall be borne [***].
13.11    Information and Settlements.
OPKO shall keep VF informed of the status of any patent or trademark infringement litigation or settlement thereof concerning the Product or the OPKO Trademarks or Patent in the Territory, provided however that no settlement or consent judgment or other voluntary final disposition of any suit defended or action brought pursuant to this Article 13 shall be entered into without the

[***] Indicates portions of this exhibit that have been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

consent of VF if such settlement shall require VF to be subject to an injunction or to make a monetary payment or shall otherwise adversely and materially affect VF’s rights under this Agreement, such consent not to be unreasonably withheld.
13.12    Employees.
Each Party will require all of its and its Affiliates’ employees to assign all Inventions that are developed, made or conceived by such employees according to the ownership principles described in this Article 13 free and clear of all liens, encumbrances, charges, security interests, mortgages or other similar restrictions. Each Party will also require any agents, independent contractors or sublicensees performing an activity pursuant to this Agreement to assign all Inventions that are developed, made or conceived by such agents, independent contractors or sublicensees to OPKO according to the ownership principles described in this Article 13 free and clear of all liens, encumbrances, charges, security interests, mortgages or other similar restrictions. Each Party will be responsible for any payments required to be made to its employees, agents, independent contractors, or sublicensee in connection with any such assignment.
13.13    Third Party Licenses.
(a)    If Third Party patent applications or patents are identified by either Party [***], and the Parties [***] under such identified Third Party patent applications or patents (for patent applications, assuming pending claims therein had issued) for the development, manufacture or commercialization of the Product in the Field in the Territory (“Relevant Patents”), [***] to obtain a license to such Relevant Patents, with the right to sublicense, in order to permit [***] to conduct their obligations and exercise their rights under this Agreement. The Parties will consult with each other with respect to the negotiation and the final form of such terms and conditions and discuss [***] upon which such Parties [***] to obtain the license.
(b)    If Third Party Patent Applications or Patents are identified by either Party [***] for the development, manufacture or commercialization of the Product in the Field in the Territory, but the Parties [***] a license to such [***], and shall use Commercially Reasonable Efforts to obtain the right to sublicense such [***]. The JSC shall discuss such [***] license, including [***] to the Third Party licensor. For the avoidance of doubt, any [***] licensed to [***] subject to such license will not be included in the [***] unless the Parties otherwise agree in writing.
14.    Confidentiality
14.1    Disclosure of OPKO Technology.
To the extent that OPKO has disclosed or in the future discloses to VF any OPKO Technology, VF shall not acquire any ownership rights in such OPKO Technology by virtue of this Agreement or otherwise.

[***] Indicates portions of this exhibit that have been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

14.2    Confidential Information.
OPKO and VF shall not use or reveal or disclose to Third Parties any confidential information received from the other Party or otherwise developed by either Party in the performance of activities in furtherance of this Agreement without first obtaining the written consent of the disclosing Party, except as may be otherwise provided in, or required in order for a Party to fulfill its obligations under, this Agreement. During and following the Term of this Agreement, this confidentiality obligation shall not apply to such information that (i) is or becomes a matter of public knowledge (other than by breach of this Agreement by the receiving Party), or (ii) is required by law to be disclosed. Following the Term of this Agreement, this confidentiality obligation shall not apply to such information that (i) the receiving Party can establish was already known to it or was in its possession at the time of disclosure without obligation of confidentiality, or (ii) is disclosed to the receiving Party by a Third Party having the right to do so. The Parties shall take reasonable measures to assure that no unauthorized use or disclosure is made by others to whom access to such information is granted.
Nothing in this Agreement shall be construed as preventing either Party from disclosing any information received from the other to an Affiliate of the receiving Party who is necessary for the purposes of enabling the receiving Party to fulfill its obligations under this Agreement, provided, the receiving Party shall be responsible for breaches of the confidentiality obligations by such Affiliate.
14.3    Public Announcements.
No public announcement or other disclosure to Third Parties concerning the existence of or terms of this Agreement shall be made, either directly or indirectly, by either Party, except as may be legally required or as may be required for financial reporting purposes, without first obtaining the written approval of the other Party and agreement upon the nature and text of such announcement or disclosure.
15.    Restrictive Covenants
15.1    Non-solicitation.
Without the prior written consent of the other Party, each of OPKO and VF agrees that during the term of this Agreement and for [***] following termination of this Agreement for any reason, neither it nor any of its Affiliates will directly or indirectly solicit for purposes of hiring any person employed by the other Party or any of their Affiliates or who was employed by the other Party or any of their Affiliates within the then prior [***] months, or in any manner seek to induce any such person to leave his or her employment; provided, however, that this restriction shall not apply to a general advertisement of employment. The foregoing covenant will only apply to persons employed by the other Party or any of their Affiliates who were actively involved in the activities with respect to the Product contemplated by this Agreement.

[***] Indicates portions of this exhibit that have been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

15.2    Non-competition.
(a)    During the [***] in each country in the Territory, neither [***] of rights under this Agreement shall promote, market or sell, or enter into any agreement to promote, market or sell [***] during the Term of this Agreement [***] without the prior written consent of OPKO; provided, however, that, with respect to a Sublicensee, the foregoing shall only apply to those countries in which the Sublicensee has rights under this Agreement. The provisions of this Section 15.2 will not apply to (i) [***] of this Agreement as of the Effective Date, (ii) the Product for an [***] commercialize on its own in the Field and in the Territory in accordance with Section 4.1, (iii) [***] or (iv) products that VF may distribute for incorporation as a [***] in order to have an open selection/offering of these other products (provided, that [***] management). During the Term and for [***] thereafter, neither VF nor any of its Affiliates or Sublicensees of a Product shall promote, market or sell, or enter into any agreement to promote, market or sell, nor shall they enter into any license or sublicense to promote, market or sell, any [***] without the prior written consent of OPKO, provided that the non-compete obligation for VF, its Affiliates or Sub-Licensees shall be waived in the event that VF terminates this Agreement for OPKO’s breach of agreement (Section 16.1 (b) (ii) below) or bankruptcy (Section 16.1 (b) (iii) below). The provisions of this Section 15.2 shall have no force or effect in any country of the Territory where, and to the extent, such provisions contravene any applicable antitrust or antimonopoly law.
(b)    During the [***] in each country in the Territory, neither OPKO nor any of its Affiliates shall, directly or indirectly, [***] any [***] without the prior written consent of VF. During the Term and for [***] thereafter, neither [***] of a [***]. The provisions of this Section 15.2 shall have no force or effect in any country of the Territory where, and to the extent, such provisions contravene any applicable antitrust or antimonopoly law. The provisions of the first sentence of this Section 15.2 will not apply to (i) [***] or (ii) [***]. It is recognized that the provisions of the second sentence of this Section 15.2 will not apply to an [***] has a right to commercialize on its own or with a Third Party in accordance with Section 4.1.
16.    Termination; Rights And Duties Upon Termination
16.1    Early Termination.
(a)    VF shall have the right to terminate this Agreement upon [***] days prior written notice to OPKO for any reason (a) in its entirety, or (b) with respect to one or more countries in the Territory, provided that VF shall not have the right to terminate the Agreement with respect to any Major Country without terminating the entire Agreement. For clarity, termination by VF of the last remaining country in the Territory under this Agreement shall be deemed to be a termination of this Agreement in its entirety.
(b)    Each Party shall have the right to terminate this Agreement before the end of the Term:

(i)	by mutual agreement of the Parties;

(ii)	upon a material breach of this Agreement by the other Party where such breach is not cured within [***] days (or [***] days for any

[***] Indicates portions of this exhibit that have been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

payment breach) following the breaching Party’s receipt of written notice of such breach from the non-breaching Party; provided, however, that if any breach is not reasonably curable within [***] days and if the breaching Party is making a bona fide effort to cure such breach, such termination shall be delayed for a time period to be agreed by both Parties (but in no event more than [***] days) in order to permit the breaching Party a reasonable period of time to cure such breach; or

(iii)
upon the bankruptcy or insolvency, or the making or seeking to make or arrange an assignment for the benefit of creditors of the other Party, or the initiation of proceedings in voluntary or involuntary bankruptcy, the institution of any reorganization, arrangement or other readjustment of debt plan of the other Party not involving the Bankruptcy Code, the appointment of a receiver or trustee of such Party’s property that is not discharged within ninety (90) days, or any corporate action taken by the board of directors (or similar governing body) of the other Party in furtherance of any of the foregoing actions.

(c)    If the breaching Party disputes in good faith that it has materially breached one of its obligations under this Agreement, termination shall not take effect pending resolution of such dispute pursuant to Article 21.
16.2    Continuing Obligations.
In addition to those specifically identified in the Agreement, the following provisions shall survive the termination or expiration of this Agreement for any reason: Sections 3.2 (Expiration), 12.1 (Audit Rights), 13.1 (Ownership of Intellectual Property), 13.2 (Product Inventions), 13.3(a) (Patent Prosecution), 13.4 (Notification of Patent Litigation); 13.5(d) (Patent Infringement); 13.6 (Title to Trademarks), 13.9 (Notification of Trademark Litigation), 13.10 (Trademark Infringement), Section 13.11 (Information and Settlement), 16.2 (Continuing Obligations), 16.3 (Remedies), 16.4 (Effects of Termination), 17.5 (Indemnification by OPKO), 17.6 (Indemnification by VF), 17.7 (Limitations on Indemnification), 17.8 (Insurance), 17.9 (Limitation of Liability), and Articles 1 (Definitions), 5 (Fees and Payments), 14 (Confidentiality), 15 (Restrictive Covenants), 19 (Notices), Article 20 (Miscellaneous), 21 (Dispute Resolution). In addition, any other provision required to interpret and enforce the Parties’ rights and obligations under this Agreement shall also survive, but only to the extent required for the full observation and performance of this Agreement.
16.3    Remedies.
(a)    Termination of this Agreement in accordance with its provisions shall not limit the remedies that may be otherwise available to either Party in law or equity.
(b)    In the event that OPKO is in breach of this Agreement such that VF has the right to elect to terminate the Agreement under Section 16.1(b)(ii) (and after compliance with all notice and cure periods set forth therein), in [***]; provided, however that [***] by [***] of those otherwise due to OPKO and shall be further [***].

[***] Indicates portions of this exhibit that have been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

16.4    Effects of Termination.
(a)    Following a termination of this Agreement by VF under this Article 16:

(i)
(A) All licenses granted to VF under this Agreement shall terminate; (B) all rights in and to the Products in the Territory shall revert to OPKO; (C) VF shall transfer to OPKO [***] cost (unless termination by VF was pursuant to Section [***], in which case [***] shall bear such cost) all relevant and necessary materials, results, analyses, reports, Product data, the URL for Product-specific websites, technology, know-how, regulatory filings, and other information in whatever form developed or generated as of the effective date of such termination by or on behalf of VF or its Affiliates with respect to Products; and (D) VF shall submit to any and all Regulatory Authorities in jurisdictions in which any regulatory filings have been made with respect to the Products, within [***] days after the effective date of such termination, a letter (with a copy to OPKO) notifying such Regulatory Authorities of the transfer of any regulatory filings for a Product in such jurisdictions from VF to OPKO; provided that [***]. VF, its Affiliates or their respective permitted Sublicensees shall be permitted to sell, subject to the payment of applicable royalties due under Article 5 and Section 3.2, any Products in inventory (including completion for sale of any work in progress) over the [***] month period following termination.

(ii)	Any sublicense granted to a Sublicensee that is not in breach under the applicable sublicense will continue in effect so long as the Sublicensee makes the payments required under Article 5.
(b)    Following a termination by OPKO under this Article 16:

(i)
All licenses granted to VF by OPKO shall terminate; provided, however, that, unless, at [***] price VF, its Affiliates or their respective permitted Sublicensees shall be permitted to sell, subject to the payment of applicable royalties due under Article 5 and Section 3.2, any Products in inventory (including completion for sale of any work in progress) over the [***] month period following termination.

(ii)	All rights in and to the Products in the Territory shall revert to OPKO;

(iii)
VF shall transfer to OPKO [***] all relevant and necessary materials, results, analyses, reports, Product data, technology, know-how, regulatory filings, and other information in whatever form developed, controlled, or generated as of the effective date of such termination by or on behalf of VF or its Affiliates with respect to Products, including Product Inventions. VF shall submit to any and all Regulatory Authorities in jurisdictions in which any regulatory filings have been made with respect to the Products, within [***] days after

[***] Indicates portions of this exhibit that have been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

the effective date of such termination, a letter (with a copy to OPKO) notifying such Regulatory Authorities of the transfer of any regulatory filings for a Product in such jurisdictions from VF to OPKO.

(iv)	Any sublicense granted to a Sublicensee that is not in breach under the applicable sublicense will continue in effect so long as the Sublicensee makes the payments required under Article 5.
(c)    Nothing in this Article 16 shall limit the Parties’ respective rights to damages or specific performance upon the occurrence of an event that constitutes grounds for termination of this Agreement pursuant to Section 16.1 above, as applicable.
17.    Representations, Warranties, Covenants, and Indemnification
17.1    Mutual Representations and Warranties.
Each Party hereby represents and warrants (as applicable) to the other Party as follows, as of the Effective Date:
(a)    It is an entity duly organized, validly existing, and in good standing under the laws of the jurisdiction in which it is formed, and has full power and authority and the legal right to own and operate its property and assets and to carry on its business as it is now being conducted and as contemplated in this Agreement.
(b)    It has the power and authority and the legal right to enter into this Agreement and perform its obligations hereunder; it has taken all necessary action on its part required to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder, and this Agreement has been duly executed and delivered on behalf of such Party, and constitutes a legal, valid, and binding obligation of such Party that is enforceable against it in accordance with its terms, except as enforcement may be affected by bankruptcy, insolvency or other similar laws and by general principles of equity.
(c)    The execution, delivery and performance of this Agreement by it does not conflict with any agreement, instrument or understanding, oral or written, to which it is a party and by which it may be bound, or violate any Laws of any Governmental Authority having jurisdiction over it.
(d)    Except with respect to Regulatory Approvals for the development, manufacturing or commercialization of the Product or as otherwise described in this Agreement, all necessary consents, approvals and authorizations of, and all notices to, and filings by such Party with, all Governmental Authorities and other Persons required to be obtained or provided by such Party as of the Effective Date in connection with the execution, delivery and performance of this Agreement have been obtained and provided, except for those approvals, if any, not required at the time of execution of this Agreement.

[***] Indicates portions of this exhibit that have been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

17.2    Representations and Warranties of OPKO.
Except as disclosed on Schedule 17.2, OPKO represents and warrants to VF that:
(a)    it owns as of the Effective Date the entire right, title and interest in the Patents, OPKO Trademarks and OPKO Technology free and clear of any claims, liens, charges or encumbrances;
(b)    it has the right to grant VF, its Affiliates and Sublicensees the rights and licenses described in this Agreement;
(c)    Appendix A includes a complete and correct list of all existing Patents as of the Effective Date;
(d)    there is nothing in any Third Party agreement that OPKO or any of its Affiliates have entered into that in any way limits or will limit OPKO’s ability to grant the rights and licenses described in this Agreement and to perform all of the obligations undertaken by OPKO under this Agreement,
(e)    it will not transfer or encumber, with liens, mortgages, security interests or otherwise, the Patents, OPKO Trademarks and OPKO Technology in any way that could result in any impairment of VF’s rights under this Agreement;
(f)    the Patents listed on Appendix A are issued patents that are in full force and effect and all applicable filing, maintenance and other fees have been timely paid;
(g)    the Patents listed on Appendix A are not the subject of as of the Effective Date any pending re-examination, opposition, interference, inter partes review, litigation or other proceeding;
(h)    it has received no written notice of (i) any claim that a patent or trade secret owned or controlled by a Third Party is or would be infringed or misappropriated by the manufacture, use, sale, offer or sale or import of Products in the Field, or (ii) any threatened claims or litigation seeking to invalidate or challenge the Patents or OPKO’s rights thereto;
(i)    to OPKO’s knowledge, no Third Party is infringing the Patents listed on Appendix A;
(j)    to OPKO’s knowledge, the making, having made, selling, offering for sale, using or importing of a Product does not and will not infringe the patent or other intellectual property rights of any Third Party;
(k)    to OPKO’s knowledge, there have been no inventorship or ownership challenges with respect to any of the Patents listed on Appendix A;

[***] Indicates portions of this exhibit that have been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

(l)    to the extent that any of the Patents listed on Appendix A are pending patent applications as of the Effective Date, those applications are being diligently prosecuted at the respective patent offices;
(m)    to OPKO’s knowledge, the research, development and manufacture of the Product before the Effective Date has been conducted in compliance with Applicable Law; and
(n)    to OPKO’s knowledge , the Patents and OPKO Technology constitute all of the patents, patent applications and technology that are necessary to develop, make, have made, use, offer for sale, sell, import, export and otherwise commercialize the Product in the Initial Indication in the Territory.
17.3    Representations and Warranties of VF.
VF represents and warrants that (i) it has the right to enter into this Agreement, (ii) there is nothing in any Third Party agreement VF has entered into that in any way will limit VF’s ability to perform all of the obligations undertaken by VF under this Agreement, and (iii) as of the Effective Date, it neither has in development nor plans to develop any product which will be marketed during the Term which shall compete with the Product.
17.4    Compliance with Law and Ethical Business Practices.
In addition to the other representations, warranties and covenants made by each Party elsewhere in this Agreement, each Party represents and warrants or covenants and agrees, as applicable, with the other Party that during the Term:
(a)    it is licensed, registered, or qualified under all Applicable Laws to do business, and has obtained such licenses, consents, authorizations or completed such registrations or made such notifications as may be necessary or required by Applicable Law to provide any products, goods or services encompassed within this Agreement, and providing such products, goods or services is not inconsistent with any other obligation of such Party;
(b)    in conducting its activities and obligations hereunder, such Party will and will cause its Affiliates and, to the extent of its legal right to do so, use reasonable efforts to cause its other representatives to comply in all material respects with all Applicable Laws and accepted pharmaceutical industry business practices, including, to the extent applicable to such Party and each of its Affiliates and other representatives;
(c)    to its knowledge with respect to any products, payments or services provided under this Agreement, it has not taken and will not during the Term take any action directly or indirectly to offer, promise or pay, or authorize the offer or payment of, any money or anything of value in order to improperly or corruptly seek to influence any Government Official or any other person in order to gain an improper advantage, and has not accepted, and will not accept in the future, such payment;

[***] Indicates portions of this exhibit that have been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

(d)    it complies in all material respects with the laws and regulations of the countries where it operates, including anti-bribery and anti-corruption laws, accounting and record keeping laws, and laws relating to interactions with healthcare professionals or healthcare providers and Government Officials;
(e)    to its knowledge, it and each of its Affiliates has been and will, for the Term, be in compliance in all material respects with all applicable global trade laws, including those related to import controls, export controls or economic sanctions, and such Party will cause each of its Affiliates to remain in compliance in all material respects with the same during the Term;
(f)    to its knowledge, except to the extent permissible under United States law, neither it nor any of its Affiliates has, on its own behalf or acting on behalf of any other Person, directly or indirectly engaged with, and will not for the Term, directly or indirectly engage in any transactions with, or otherwise deal with, any country or Person targeted by United States, European Union, United Kingdom or other relevant economic sanctions laws in connection with any activities related to such Party's interaction with the other Party, including those contemplated under this Agreement; and
(g)    it is, as between the Parties, solely responsible for ensuring the adherence by the Parties and its respective Affiliates in all material respects to all Applicable Laws, in each case with respect to the activities to be conducted under this Agreement.
17.5    Indemnification by OPKO.
OPKO shall defend, indemnify and hold harmless VF and its Affiliates and their officers, directors, shareholders, employees, agents, representatives, successors and assigns from and against all claims, complaints, or lawsuits for damages (collectively referred to as “Claims”) arising out of (i) any negligent act or omission, or willful wrongdoing by OPKO, its Affiliates or representatives in the performance of this Agreement, (ii) the failure by OPKO, its Affiliates or representatives to comply with any Applicable Law, (iii) the infringement or misappropriation by OPKO of any patent, copyright, trademark, or service mark, as a result of OPKO’s marketing or promotion of the Product in the Territory which is not pursuant to the terms of this Agreement or in conformity with the direction of the JDC, (iv) any breach of any representation or warranty or covenant of OPKO, and (v) the sale of the Product outside the Territory by OPKO, its Affiliates or its licensees/sublicensees. OPKO shall not be obligated under this Section to the extent that the Claim was the result of the non-performance, negligence or willful misconduct of any employee or agent of VF or anyone acting on behalf of VF, including its Affiliates and their officers, directors, shareholders, employees, agents, representatives, successors and assigns.
17.6    Indemnification by VF.
VF shall defend, indemnify and hold harmless OPKO and its Affiliates and their officers, directors, shareholders, employees, agents, representatives, successors and assigns from and against all Claims arising out of (i) any negligent act or omission, or willful wrongdoing by VF in the performance of this Agreement, (ii) the failure by VF to comply with any Applicable Law, (iii) the infringement or misappropriation by VF of any patent, copyright, trademark, or trade secret, as a result of VF’s

[***] Indicates portions of this exhibit that have been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

marketing or promotion of the Product which is not pursuant to the terms of this Agreement or in conformity with the direction of the JDC, and (iv) any breach of any representation or warranty or covenant of VF. VF shall not be obligated under this Section to the extent that the Claim was the result of the nonperformance, negligence or willful misconduct of any employee or agent of OPKO or anyone acting on behalf of OPKO, including its Affiliates and their officers, directors, shareholders, employees, agents, representatives, successors and assigns.
17.7    Limitations on Indemnification.
The obligations to indemnify, defend, and hold harmless set forth in Sections 17.5 and 17.6 shall be contingent upon the Party seeking indemnification (the “Indemnitee”): (i) notifying the indemnifying Party of a claim, demand or suit within [***] Business Days of receipt of same; provided, however, that Indemnitee’s failure or delay in providing such notice shall not relieve the indemnifying Party of its indemnification obligation except to the extent the indemnifying Party is materially prejudiced thereby; (ii) allowing the indemnifying Party and/or its insurers the right to assume direction and control of the defense of any such claim, demand or suit; (iii) using its Commercially Reasonable Efforts to cooperate with the indemnifying Party and/or its insurers in the defense of such claim, demand or suit; and (iv) agreeing not to settle or compromise any claim, demand or suit without prior written authorization of the indemnifying Party. The Indemnitee shall have the right to participate in the defense of any such claim, demand or suit referred to in this Section utilizing attorneys of its choice, at its own expense, provided, however, that the indemnifying Party shall have full authority and control to handle any such claim, demand or suit.
17.8    Insurance.
During the term of this Agreement and for a period of [***] years after the termination of this Agreement, each Party shall obtain and/or maintain, respectively, at its sole cost and expense, product liability insurance in amounts, respectively, which are reasonable and customary in the pharmaceutical industry for companies of comparable size and activities at the respective place of business of each Party. Such product liability insurance shall insure against all liability, including personal injury, physical injury, or property damage arising out of the manufacture, sale, distribution, or marketing of the Product in the Territory. Each Party shall provide written proof of the existence of such insurance to the other Party upon request.
17.9    Limitation of Liability.
EXCEPT IN THE CASE OF A BREACH OF ARTICLE 14, NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY FOR SPECIAL, INDIRECT, INCIDENTAL, PUNITIVE, OR CONSEQUENTIAL DAMAGES (INCLUDING WITHOUT LIMITATION DAMAGES RESULTING FROM LOSS OF USE, LOSS OF PROFITS, INTERRUPTION OR LOSS OF BUSINESS, OR OTHER ECONOMIC LOSS) ARISING OUT OF THIS AGREEMENT OR WITH RESPECT TO A PARTY’S PERFORMANCE OR NON-PERFORMANCE HEREUNDER.

[***] Indicates portions of this exhibit that have been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

18.    Assignment
18.1    Assignment.
Neither Party shall assign or transfer its rights or obligations under this Agreement without the prior written consent of the other Party, except to (a) any of its respective Affiliates or (b) to a Third Party successor or purchaser of all or substantially all of its business or assets to which this Agreement relates, whether in merger, sale of stock, sale of assets or similar transaction. In the event of a Change of Control of VF, OPKO shall have the right to terminate this Agreement [***]; provided, however, that the matter will be resolved as provided under Section 21.3 in the event of dispute. For the avoidance of doubt, OPKO shall have [***] in the event of a [***] so long as such restructuring does not result in the effective sale or transfer, directly or indirectly, of this Agreement to a Third Party. A “Change of Control” shall mean if: (i) any Person acquires directly or indirectly the beneficial ownership of any voting security of a Party and immediately after such acquisition such Person is, directly or indirectly, the beneficial owner of voting securities representing 50% or more of the total voting power of all of the then-outstanding voting securities of such Party; (ii) the stockholders or equity holders of a Party shall approve a merger, consolidation, recapitalization, or reorganization of such Party, a reverse stock split of outstanding voting securities, or consummation of any such transaction if stockholder or equity holder approval is not obtained, other than any such transaction which would result in stockholders of equity holders of such Party immediately prior to such transaction owning at least 80% of the outstanding securities of the surviving entity in such transaction immediately following such transaction, with the voting power of each such continuing holder relative to other such continuing holders not substantially altered in the transaction; or (iii) the stockholders or equity holders of a Party shall approve a plan of complete liquidation of the Party or an agreement for the sale or disposition by the Party of all or a substantial portion of the Party’s assets.
19.    Notices
19.1    Notices.
Any notice, request, approval or other document required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been given when delivered in person, or sent by overnight courier service, postage prepaid, or sent by certified or registered mail, return receipt requested, or by facsimile transmission, to the following addresses of the Parties and to the attention of the persons identified below (or to such other address, addresses or persons as may be specified from time to time in a written notice). Any notices given pursuant to this Agreement shall be deemed to have been given and delivered upon the earlier of (i) if sent by overnight courier service, on the date when received at the address set forth below as proven by a written receipt from the delivery service verifying delivery, or (ii) if sent by certified or registered mail, three (3) Business Days after mailed by certified or registered mail postage prepaid and properly addressed, with return receipt requested, or (iii) if sent by facsimile transmission, on the day when sent by facsimile as confirmed by automatic transmission report coupled with certified or registered mail or overnight courier service receipt proving delivery, or (iv) if delivered in person, on the date of delivery to the address set forth below as proven by written signature of the recipient.

[***] Indicates portions of this exhibit that have been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

EirGen Pharma Limited:
EirGen Pharma Limited
Westside Business Park, Old Kilmeaden Road
Waterford, Ireland
Attention: Patsy Carney, CEO

Copy to:
OPKO Health, Inc.
4400 Biscayne Boulevard
Miami, FL 33137
Facsimile:
Attention: Kate Inman, General Counsel
Copy to:
Holland & Knight LLP
701 Brickell Avenue
Suite 3300
Miami, Florida 33131
Facsimile: (305) 789-7799
Attention: Rodney H. Bell, Esq.
VF:
Vifor Fresenius Medical Care Renal Pharma Ltd.
Rechenstrasse 37, 9014 St. Gallen, Switzerland
Facsimile: +41 58 851 80 01
Attention: CEO
Copy to:
Vifor Pharma
Flughofstrasse 61, 8152 Glattbrugg, Switzerland
Facsimile: +41 58 851 80 01
Attention: General Counsel

Notwithstanding the foregoing, notice of any breach of this Agreement delivered by a Party under Section 19.1 shall be provided in accordance with the foregoing provisions to the chief executive officer of the other Party in addition to the persons identified above.

[***] Indicates portions of this exhibit that have been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

20.    Miscellaneous
20.1    Force Majeure.
If the performance of any part of this Agreement by either Party, or of any obligation under this Agreement, is prevented, restricted, interfered with or delayed by reason of any cause beyond the reasonable control of the Party liable to perform, unless conclusive evidence to the contrary is provided, the Party so affected shall, upon giving written notice to the other Party, be excused from such performance to the extent of such prevention, restriction, interference or delay, provided that the affected Party shall use Commercially Reasonable Efforts to avoid or remove such causes of nonperformance and shall continue performance with the utmost dispatch whenever such causes are removed. When such circumstances arise, the Parties shall discuss what, if any modification of the terms of this Agreement may be required in order to arrive at an equitable solution.
20.2    No Partnership or Joint Venture.
It is expressly agreed that OPKO and VF shall be independent contractors and that the relationship between the two Parties shall not constitute a partnership, joint venture or agency. Neither OPKO nor VF shall have the authority to make any statements, representations or commitments of any kind, or to take any action, which shall be binding on the other, without the prior written consent of the other Party to do so.
20.3    Execution In Counterparts.
This Agreement may be executed in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. Counterparts may be signed and delivered by facsimile or .PDF file, with the same effect as if delivered personally.
20.4    Governing Law.
This Agreement shall be deemed to have been made in the State of New York and its form, execution, validity, construction and effect shall be determined in accordance with the substantive laws of the State of New York, without regard to conflict of law principals thereof.
20.5    Waiver Of Breach.
The failure of either Party at any time or times to require performance of any provision hereof shall in no manner affect its rights at a later time to enforce the same. No waiver by either Party of any condition or term in any one or more instances shall be construed as a further or continuing waiver of such condition or term or of another condition or term.
20.6    Severability.
In the event any portion of this Agreement were to be held illegal, void or ineffective, the remaining portions of this Agreement shall remain in full force and effect. If any of the terms or provisions of this Agreement are in conflict with any applicable statute or rule of law, then such terms or provisions shall be deemed inoperative to the extent that they may conflict therewith and shall be

[***] Indicates portions of this exhibit that have been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

deemed to be modified to conform with such statute or rule of law. In the event that the terms and conditions of this Agreement are materially altered as a result of this Section 20.6, the Parties shall renegotiate the terms and conditions of this Agreement to resolve any inequities.
20.7    Entire Agreement.
This Agreement, together with the exhibits, attachments, schedules hereto, shall constitute the entire agreement between the Parties relating to the subject matter thereof and shall supersede all previous writings and understandings, except that the Parties shall continue to be bound by the confidentiality provisions of that certain Confidentiality Agreement dated September 18, 2015. No terms or provisions of this Agreement shall be varied or modified by any prior or subsequent statement, conduct or act of either of the Parties, except that the Parties may amend this Agreement by written instruments specifically referring to and executed in the same manner as this Agreement.
20.8    Currency.
Unless otherwise specified in this Agreement, all amounts set forth in this Agreement are in U.S. Dollars.
20.9    Form of Payments.
All payments under this Agreement shall be in U.S. dollars in immediately available funds, and, unless instructed otherwise by the receiving Party, shall be made via wire transfer to the account designated from time to time by the receiving Party.
20.10    Good Faith.
Each Party agrees to act reasonably in giving effect to the provisions of this Agreement.
21.    Dispute Resolution
21.1    Internal Resolution.
Any dispute, controversy or claim arising out of or relating to a breach or alleged breach of this Agreement, excluding termination, (collectively referred to as “Dispute”) shall be attempted to be settled by the Parties, in good faith, by submitting each such Dispute to the designated senior management representatives of each Party, who shall meet within [***] Business Days as reasonably requested by either Party to review any Dispute. If the Dispute is not resolved by the designated representatives by mutual agreement within [***] Business Days after a meeting to discuss the Dispute, either Party may at any time thereafter provide the other written notice specifying the terms of such Dispute in reasonable detail. Within [***] Business Days of receipt of such notice, the chief executive officer (or other top executive officer with authority to resolve the dispute) of each Party shall meet at a mutually agreed upon time and location for the purpose of resolving such Dispute. They will discuss the problems and/or negotiate for a period of up to [***] Business Days in an effort to resolve the Dispute or negotiate an acceptable interpretation or revision of the applicable portion of this Agreement mutually agreeable to both Parties, without the necessity of formal procedures relating thereto. Except as set forth in Section 21.3 and Section 9.1(c), any

[***] Indicates portions of this exhibit that have been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

Dispute involving a disagreement within a Committee’s authority (other than disagreements within the JDC or JSC relating to a Party’s breach or alleged breach under this Agreement or relating to the termination of this Agreement), shall, after compliance with the foregoing procedures set forth in this Section 21.1, be finally resolved by [***].
21.2    Arbitration.
Any controversy or claim arising out of or relating to a breach or alleged breach of this Agreement (other than disagreements of the JDC or JSC as described in Section 21.1 or Section 9.1(c)) or termination, shall be settled by arbitration in accordance with the Commercial Arbitration Rules and supplementary rules for international commercial arbitrations of the American Arbitration Association (AAA) then in effect. The arbitration shall be conducted in English. The seat of the arbitration shall be in the City of New York, Borough of Manhattan. In any arbitration pursuant to this Agreement (other than as set forth in in Section 21.3), the award or decision shall be rendered by a majority of the member of an arbitration panel consisting of three (3) independent arbitrators. Each Party shall appoint one (1) arbitrator, and the third arbitrator shall be selected jointly by the two arbitrators appointed by the Parties, unless the Parties otherwise agree as to the identity of the third arbitrator. If the two arbitrators appointed by the Parties are unable to agree upon the third arbitrator within [***] days of any request for arbitration, such arbitrator shall be selected by the AAA. Persons selected to serve as an arbitrator need not be a professional arbitrator, and persons such as lawyers, accountants, brokers and bankers shall be acceptable. Before undertaking to resolve the dispute, the arbitrators shall be duly sworn faithfully and fairly to hear and examine the matters in controversy and to make a just award according to the best of his or her understanding. The written decision of the arbitrators shall be final, conclusive and binding on the Parties. Each Party shall bear its own costs and expenses (including legal fees and expenses) relating to the Arbitration proceeding, except that the fees of the arbitrators and other related costs of the arbitration shall be shared equally by the Parties. The arbitrators shall be required, in granting any relief, to comply with any express provisions of this Agreement relating to damages or the limitation thereof. Judgment upon the award may be entered by any court having jurisdiction thereof or having jurisdiction over the relevant Party or its assets. Either Party has the right to apply to the state courts of the State of New York located in the City of New York or the United States District Court for the Southern District of New York for interim relief necessary to preserve the Party’s rights, including pre-arbitration attachments or injunctions, until the arbitral tribunal is constituted. After the constitution of the arbitral tribunal, the arbitrators shall have exclusive jurisdiction to consider applications for interim relief.
21.3    Expert Arbitrator if no JSC Consensus on Certain Matters.
(a)    If either Party is entitled to submit a disputed matter to arbitration pursuant to this Section 21.3, including, notwithstanding any provision of this Agreement to the contrary, matters requiring JSC consensus, it may do so by providing written notice of the disputed matter to the other Party and its election to submit such matter to arbitration in accordance with this Section 21.3. Within [***] days following such notice, the Parties shall each submit their respective proposals with respect to such matter to each other. The Parties shall within such [***] day period mutually select an [***], and failing such mutual agreement during such time frame, either Party

[***] Indicates portions of this exhibit that have been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

may ask the American Arbitration Association to promptly appoint the expert on behalf of the Parties) (the “Expert Arbitrator”). Both Parties shall submit their respective proposals with respect to such matter to the Expert Arbitrator within [***] Business Days of learning of such Expert Arbitrator’s appointment, either through agreement of the Parties or by the American Arbitration Association. If a Party fails to submit a proposal within such timeframe, then the proposal of the submitting Party shall prevail.
(b)    Each Party shall have [***] Business Days from receipt of the other Party’s submission to the Expert Arbirator to submit a written response to such proposal. A hearing with the Parties and the Expert Arbitrator shall to take place over no more than [***] Business Days and shall commence no later than [***] days after submission of the written responses to each other and the Expert Arbitrator. Each Party shall have a reasonable period of time, to be determined by the Expert Arbitrator (which period of time shall be sufficient for the Expert Arbitrator to fully understand the proposals, responses and the relative merits thereof), to argue for its proposal at the hearing with the Expert Arbitrator. The Expert Arbitrator shall have the right to meet thereafter with the Parties together, as necessary to make a determination. The Expert Arbitrator shall, within [***] Business Days after completion of the hearing, or such longer period as the Parties may agree, [***]. Such determination shall be deemed to be the [***]. The Parties acknowledge and agree that the rendering of a determination by the Expert Arbitrator [***] of the Expert Arbitrator’s opinion with respect to such matter, or the basis of its determination, is released, if at all. At any time prior to the determination, either Party may accept the other Party’s position on any unresolved issue. The Parties shall inform the Expert Arbitrator of such accepted position and in such event such position will be deemed part of the final resolution of the matter in dispute and no longer subject to arbitration. The Expert Arbitrator’s decision shall take into account customary and commercially reasonable industry practices for the conduct of development and other activities in compliance with Applicable Law. [***].
(c)    The Expert Arbitrator shall be required, in granting any relief, to comply with any express provisions of this Agreement relating to damages or the limitation thereof. Judgment upon the award may be entered by any court having jurisdiction thereof or having jurisdiction over the relevant Party or its assets. Either Party has the right to apply to the state courts of the State of New York located in the City of New York or the United States District Court for the Southern District of New York for interim relief necessary to preserve the Party’s rights, including pre-arbitration attachments or injunctions, until the Expert Arbitrator is appointed. After the Expert Arbitrator is appointed, the Expert Arbitrator shall have exclusive jurisdiction to consider applications for interim relief.
22.    Performance.
22.1    Performance.
To the extent that the performance of a Party’s obligations hereunder is adversely affected by the other Party’s failure to perform its obligations hereunder, the impact of such performance failure will be taken into account in determining whether such Party has used its requisite efforts (which may be Commercially Reasonable Efforts) to perform any such affected obligations as required by this Agreement.

[***] Indicates portions of this exhibit that have been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

[Signatures on following page.]

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NOW THEREFORE, the Parties, through their authorized officers, have executed this Agreement as of the date first written above.
EIRGEN PHARMA LIMITED
By:/s/ Patsy Carney
Name: Patsy Carney
Title:    Chief Executive Officer
VIFOR FRESENIUS MEDICAL CARE RENAL PHARMA LTD
By:/s/ Chris Springer
Name: Chris Springer
Title: Deputy Chief Executive Officer

By:/s/ Stefan Schulze
Name: Stefan Schulze
Title: Chief Executive Officer

PARENT GUARANTY

As an inducement to Vifor Fresenius Medical Care Renal Pharma Ltd (“VF”) to enter the foregoing Agreement (this “Agreement”) with EirGen Pharma Limited (“OPKO”), OPKO Health, Inc., a Delaware corporation (“Guarantor”), hereby irrevocably and unconditionally guarantees payment (including amounts that would become due but for the operation of the automatic stay under Section 362(a) of the United States Bankruptcy Code) and performance obligations of OPKO to VF under this Agreement and each of the documents contemplated hereunder, subject to any and all rights and defenses that OPKO has or may have under the terms of this Agreement or such document. Guarantor is a party to this Agreement solely for purposes of this guaranty. Guarantor understands that this guaranty is continuing in nature and extends to future obligations of OPKO to VF related to this Agreement and each of the documents contemplated hereunder.

Guarantor waives all rights to require VF to proceed against OPKO or to exhaust any remedy prior to enforcing this guaranty. Guarantor waives any defense based on the cessation or reduction for any cause whatsoever of the liability of VF. Guarantor waives all demands, presentments and notices of every kind. VF may at any time, and from time to time, alter, amend, modify, renew or extend the time for payment of any obligation or any other rights and obligations of OPKO and may cease dealing with OPKO without the participation of Guarantor as VF may elect, all without notice to Guarantor. Guarantor agrees not to enforce any claim it may have against OPKO, including, but not limited to, any rights acquired by way of subrogation under this guaranty, until all obligations of OPKO to VF have been paid in full.

[***] Indicates portions of this exhibit that have been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

Guarantor hereby represents and warrants to VF as follows:
(a)Guarantor is a corporation duly organized, validly existing and in good standing under the laws of Delaware and Guarantor has all requisite power and authority to execute, deliver and perform this guaranty.
(b)The execution, delivery and performance by Guarantor of this guaranty have been duly authorized by all necessary corporate action and do not and will not contravene its certificate or organizational documents.
(c)The execution, delivery and performance by Guarantor of this guaranty do not and will not contravene any law or governmental regulation or any contractual restriction binding on or affecting Guarantor or any of its affiliates.
(d)No authorization or approval or other action by, and no notice to or filing with, any governmental authority or other regulatory body or third party is required for the due execution, delivery and performance by Guarantor of this guaranty.
(e)This guaranty is a legal, valid and binding obligation of Guarantor, enforceable against Guarantor in accordance with its terms except as limited by bankruptcy, insolvency or similar laws of general application relating to the enforcement of creditors’ rights.
(f)There is no action, suit or proceeding pending or, to the knowledge of Guarantor, threatened against or otherwise affecting Guarantor before any court, arbitrator or governmental department, commission, board, bureau, agency or instrumentality that may materially and adversely affect Guarantor’s financial condition or its ability to perform its obligations hereunder.
(g)The direct or indirect value of the consideration received and to be received by Guarantor in connection herewith is reasonably worth at least as much as the liability and obligations of Guarantor hereunder, and the incurrence of such liability and obligations in return for such consideration may reasonably be expected to benefit Guarantor, directly or indirectly.
(h)    All of the representations and warranties of OPKO set forth in Section 17 of this Agreement are true and correct.

Guarantor may not assign this guaranty, in whole or in part, without the prior written consent of VF. Any assignee will assume all obligations of its assignor under this guaranty and no assignment will relieve Guarantor of responsibility for the performance of any accrued obligations under this guaranty. Subject to the foregoing, this guaranty binds and inures to the benefit of the parties and their heirs, successors and assigns.

[***] Indicates portions of this exhibit that have been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

No failure or delay by VF in exercising any right under this guaranty shall operate as a waiver thereof, nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right under this guaranty.

OPKO HEALTH, INC.
By:/s/ Kate Inman
Name: Kate Inman
Title:     General Counsel, Secretary

[***] Indicates portions of this exhibit that have been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

EXHIBIT 10.2
SUPPLY AGREEMENT TERMS

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SCHEDULE 15.2

None

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SCHEDULE 17.2

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APPENDIX A
(Patents)

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EXHIBIT 2.2(b)
Proposed Third Party Sublicensees

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EXHIBIT A
(Development Plan)

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